UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.  )
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ARISTA NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)
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5453 GREAT AMERICA PARKWAY
SANTA CLARA, CALIFORNIA 95054
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 11:00 a.m. Pacific Time on Wednesday, May 27, 2020
Dear Stockholders of Arista Networks, Inc.:
The 2020 annual meeting of stockholders of Arista Networks, Inc. (the “Company”), a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”), will be held on Wednesday, May 27, 2020 at 11:00 a.m. Pacific Time. Due to the coronavirus outbreak, the Annual Meeting will be conducted virtually via a live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting at www.virtualshareholdermeeting.com/ANET2020 and entering your control number included in your Notice of Internet Availability Materials, on your proxy card or on the instructions that accompanied your proxy materials.
Our board of directors has fixed the close of business on April 2, 2020 as the record date for the Annual Meeting. Only stockholders of record on April 2, 2020 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement. If you plan on attending this year’s annual meeting as a stockholder, you must follow the instructions, as explained on page 1 of the proxy statement.
On or about April 15, 2020, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our Annual Meeting and our annual report to stockholders. This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. We urge you to submit your vote via the Internet, telephone or mail.
We appreciate your continued support of Arista Networks, Inc. and look forward to either greeting you virtually at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

Jayshree Ullal Chief Executive Officer, President and Director Santa Clara, California April 15, 2020

2020 Proxy Statement	i

ii	2020 Proxy Statement

ARISTA NETWORKS, INC.
PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 11:00 a.m. Pacific Time on Wednesday, May 27, 2020
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2020 annual meeting of stockholders of Arista Networks, Inc. (the “Company” or “Arista”), a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”).
ANNUAL MEETING
Date and Time:	Wednesday, May 27, 2020 at 11:00 a.m. Pacific Time
Virtual Meeting:	www.virtualshareholdermeeting.com/ANET2020
Record Date:	April 2, 2020
YOUR VOTE IS IMPORTANT. We urge you to submit your vote via the Internet, telephone or mail.
Questions and Answers
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
Q:	What matters am I voting on?
Proposals for your Vote	Board Voting Recommendation	Page
1. Election of two Class III directors to serve until the 2023 annual meeting of stockholders	✔ FOR the election of Mark Templeton and Nikos Theodosopoulos	22
2. Advisory vote to approve named executive officer compensation	✔ FOR	23
3. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm	✔ FOR	24
Q:	Who is entitled to vote?
A:
Holders of our common stock as of the close of business on April 2, 2020, the record date, may vote at the Annual Meeting. As of the record date, there were 75,658,741 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

A list of stockholders entitled to vote at the meeting will be made available for the examination of any stockholder for any purpose germane to the meeting for ten days prior to the Annual Meeting by email request to ir@arista.com. The list of stockholders entitled to vote at the meeting will also be available for review online during the virtual Annual Meeting at www.virtualshareholdermeeting.com/ANET2020.
2020 Proxy Statement	1

Stockholders of Record. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the Annual Meeting.
Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
Q:	What is a quorum?
A:
A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence (including by proxy) of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

Q:	How do I vote?
A:	If you are a stockholder of record, you can vote in one of the following ways:
•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. EST on May 26, 2020 (have your proxy card in hand when you visit the website);
•	by toll-free telephone at 1-800-690-6903 until 11:59 p.m. EST on May 26, 2020 (have your proxy card in hand when you call);
•	by signing, dating, and returning your proxy card (if you received printed proxy materials); or
•
by voting at the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/ANET2020. To attend and participate in the Annual Meeting, you will need your control number included in your Notice and Access Card, on your proxy card or on instructions that accompanied your proxy materials. If you are a street name stockholder, you should contact your broker, bank or other nominee to obtain your control number or otherwise vote through the broker, bank or other nominee.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.
2	2020 Proxy Statement

Q:	Can I change my vote?
A:	Yes. Subject to the voting deadlines noted above, if you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•	entering a new vote by Internet or by telephone;
•	returning a later-dated proxy card;
•	notifying the Secretary of Arista Networks, Inc., in writing, at Arista Networks, Inc., 5453 Great America Parkway, Santa Clara, California 95054; or
•	attending and voting at the Annual Meeting at www.virtualshareholdermeeting.com/ANET2020.
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.
Q:	Do I have to do anything in advance if I plan to attend the Annual Meeting?
A:
The Annual Meeting will be a completely virtual meeting, which will be conducted via a live webcast. You are entitled to participate in the annual meeting only if you were a holder of our common stock as of the close of business on April 2, 2020 or if you hold a valid proxy for the Annual Meeting.

You will be able to attend the Annual Meeting online and submit your questions during the meeting at www.virtualshareholdermeeting.com/ANET2020 and entering your control number included in your Notice of Internet Availability Materials, on your proxy card or on the instructions that accompanied your proxy materials.
We encourage you to access the meeting prior to the start time. Online check-in will begin at 10:45 a.m. Pacific Time, and you should allow ample time for the check-in procedures.
Q:	How do I ask questions during the Annual Meeting?
A:
You will be able to attend the Annual Meeting online and submit your questions during the meeting at www.virtualshareholdermeeting.com/ANET2020 and entering your control number included in your Notice of Internet Availability Materials, on your proxy card or on the instructions that accompanied your proxy materials. Once past the login screen, click on “Question for Management,” type in your question, and click “Submit.”

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters are not pertinent to meeting matters and therefore will not be answered.
Q:	How can I get help if I have trouble checking in or listening to the meeting online?
A:
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.

Q:	What is the effect of giving a proxy?
A:
Proxies are solicited by and on behalf of our board of directors. Jayshree Ullal, Ita Brennan and Marc Taxay have been designated as proxies by our board of directors. When a proxy is properly dated, signed and returned, the shares represented by such proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder contained on such proxy. If no specific instructions are given, however, the

2020 Proxy Statement	3

shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares.
Q:	Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
A:
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 15, 2020 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

Q:	How are proxies solicited for the Annual Meeting?
A:
Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers and employees.

No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.
Q:	How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
A:
Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on the election of directors or on the approval, on an advisory basis, of executive compensation of our named executive officers, which are “non-routine” matters, absent direction from you.

Q:	Why hold a virtual Annual Meeting?
A:
We decided to hold a virtual meeting this year because of the public health risks associated with gathering our management, directors and stockholders for an in-person meeting during the coronavirus pandemic. We believe this format will also allow for greater participation of our stockholders, particularly since our stockholders’ travel may be restricted due to coronavirus. Also, our stockholders will maintain the same rights as they would have at an in-person meeting since they will have the opportunity to ask questions online.

4	2020 Proxy Statement

Q:	Where can I find the voting results of the Annual Meeting?
A:
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to this Current Report on Form 8-K as soon as they become available.

Q:	I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
A:
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, stockholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all stockholders having that address. The Notice for each stockholder will include that stockholder's unique control number needed to vote his or her shares. This procedure reduces our printing costs, mailing costs, and fees. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following phone number (408) 547-5500 or address:

Arista Networks, Inc.
Attention: Investor Relations
5453 Great America Parkway
Santa Clara, California 95054
Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
A:	Stockholder Proposals
Stockholders may present proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2021 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices no later than December 16, 2020. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Stockholder proposals should be addressed to:
Arista Networks, Inc.
Attention: Secretary
5453 Great America Parkway
Santa Clara, California 95054
2020 Proxy Statement	5

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2021 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:
•	not earlier than the close of business on January 30, 2021; and
•	not later than the close of business on March 1, 2021.
Nomination of Director Candidates
Stockholders may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
6	2020 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our board of directors. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. Our board of directors is committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders. Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. We believe that good governance leads to high board effectiveness, promotes the long-term interests of our stockholders, strengthens the accountability of the board of directors and management, and improves our standing as a trusted member of the communities we serve.

## WORKING DYNAMICS

- Candid discussions
- Open access to management & information
- Established processes for director feedback
- Regular non-executive directors' meetings

## BOARD STRUCTURE

- Strong lead director role
- 3 standing Committees
- Separation of Chairman and CEO

## BOARD EFFECTIVENESS

## GOVERNANCE PRACTICES

- Oversight of CEO/management performance
- Board/management succession planning
- Code of Ethics and Business Conduct for our Board
- Stock ownership requirements and clawback policy for our directors and executives

## BOARD COMPOSITION

- Broad range of skills & experiences
- 5/7 directors are independent
- Our Chairman and CEO are the only non-independent directors
- 2/7 directors are women

Board Composition Overview
Consistent with the Company’s Corporate Governance Guidelines, the nominating and corporate governance committee considers, among other factors, issues of character, integrity, judgment, diversity, independence, area of expertise such as appropriate financial and other expertise relevant to our business, corporate experience, length of service, potential conflicts of interest and other commitments when reviewing and making recommendations to the board of directors regarding the composition and size of the board. We believe that diversity with respect to tenure is important in order to provide for both fresh perspectives and deep experience and knowledge of the Company. Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believe that our board of directors should be a diverse body and our nominating and corporate governance committee considers a broad range of backgrounds and experiences in making determinations regarding nominations of directors and in overseeing the annual board of director and committee evaluations.
2020 Proxy Statement	7

The following table sets forth information for each of the director nominees with terms expiring at the Annual Meeting:
						Board Committees
Name	Class	Age	Director Since	Current Term Expires	Expiration of Term for Which Nominated	Audit	Comp.	Nom. & Gov.
Directors with Terms expiring at the Annual Meeting/Nominees
Mark Templeton**	III	67	2017	2020	2023	M	M
Nikos Theodosopoulos**	III	57	2014	2020	2023	M		M
*	M = Member; C = Chair
**	Independent director under the listing standards of the New York Stock Exchange and SEC rules and regulations
The following table sets forth information for each of the continuing members of our board of directors:
					Board Committees
Name	Class	Age	Director Since	Current Term Expires	Audit	Comp.	Nom. & Gov.
Continuing Directors
Andreas Bechtolsheim	I	64	2004	2021
Jayshree Ullal	I	59	2008	2021
Charles Giancarlo**	II	62	2013	2022		C	M
Ann Mather**	II	59	2013	2022	C
Daniel Scheinman**	II	57	2011	2022		M	C
*	M = Member; C = Chair
**	Independent director under the listing standards of the New York Stock Exchange and SEC rules and regulations
8	2020 Proxy Statement

Set forth below is biographical information for the nominees and for each of the continuing members of our board of directors. This includes information regarding each director’s experience, qualifications, attributes or skills that led our board of directors to recommend them for board service.
Nominees for Director
Mark B. Templeton
Experience
Mr. Templeton has served as a member of our board of directors since June 2017. Mr. Templeton served as the chief executive officer and a member of the board of directors of DigitalOcean, Inc., a cloud computing company from June 2018 to August 2019. Previously, he served as the president and/or chief executive officer of Citrix Systems, Inc., a global provider of virtualization, mobility management, networking and software as service solutions, from January 1998 until his retirement in October 2015. Mr. Templeton served on the board of directors of Equifax, Inc. since 2008 and Keysight Technologies, Inc., since 2015 and resigned as a director in 2018. He served as a director of Citrix Systems, Inc. from January 1998 to October 2015. Mr. Templeton holds a B.A. degree in product design from North Carolina State University and an M.B.A. from the Darden School of Business at the University of Virginia.
Qualifications
We believe Mr. Templeton possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the networking industry and as chief executive officer and board member of companies in the technology industry.
Nikos Theodosopoulos
Experience
Mr. Theodosopoulos has served as a member of our board of directors since March 2014. Since August 2012, Mr. Theodosopoulos has served as founder of NT Advisors LLC, a consulting company. From August 1995 through July 2012, Mr. Theodosopoulos served in various capacities with UBS, a provider of financial services, most recently as managing director of technology equity research. From April 1994 to August 1995, he served as senior equity research analyst for Bear, Stearns & Co. Inc., an investment banking firm that was acquired in 2008 by JPMorgan Chase. From January 1990 to April 1994, Mr. Theodosopoulos served as an account executive for AT&T Network Systems, a provider of business and corporate communications equipment. Mr. Theodosopoulos also serves on the supervisory board of ADVA Optical Networking SE, a provider of optical transport and Ethernet access solutions, since 2014, where he currently serves as chairman. Mr. Theodosopoulos joined the board of directors of Harmonic, Inc., a provider of video delivery infrastructure for emerging television and video services, in March 2015. Mr. Theodosopoulos holds a B.S. degree in Electrical Engineering from Columbia University, an M.S. degree in Electrical Engineering from Stanford University and an M.B.A. from NYU Stern School of Business.
Qualifications
We believe Mr. Theodosopoulos possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience as a consultant and advisor in the technology industry.
2020 Proxy Statement	9

Continuing Directors
Andreas Bechtolsheim
Experience
Mr. Bechtolsheim is one of our founders and has served as our Chairman since 2004 and as our Chief Development Officer since 2008. In 1982, Mr. Bechtolsheim co-founded Sun Microsystems, Inc., a manufacturer and seller of computers and computer software, which was acquired by Oracle Corporation in January 2010. In 1995, Mr. Bechtolsheim co-founded and was president and chief executive officer of Granite Systems, Inc., a manufacturer of Gigabit Ethernet switches, which was acquired by Cisco Systems, Inc. in 1996, and then at Cisco, Mr. Bechtolsheim served in various positions including vice president and general manager of the Gigabit Systems Business Unit. In 2003, Mr. Bechtolsheim became the president of Kealia, Inc., a developer of servers, which was acquired by Sun Microsystems, Inc. in April 2004. From April 2004 to October 2008, Mr. Bechtolsheim served as senior vice president and chief systems architect at Sun Microsystems, Inc. Mr. Bechtolsheim received an M.S. degree in Computer Engineering from Carnegie Mellon University and was a Ph.D. Student in Electrical Engineering and Computer Science at Stanford University from 1977 to 1982.
Qualifications
We believe Mr. Bechtolsheim possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the networking industry and the operational insight and expertise he has accumulated as one of our founders and as our Chief Development Officer.
Jayshree Ullal
Experience
Ms. Ullal has served as our President, Chief Executive Officer and a member of our board of directors since October 2008. From September 1993 to May 2008, Ms. Ullal served in various positions at Cisco Systems, Inc., with her last position as senior vice president of data center, switching and services group. Prior to that, Ms. Ullal was a vice president of marketing at Crescendo Communications, Inc., Cisco’s first acquisition in 1993. She has also held various product and engineering positions at Ungermann-Bass, Advanced Micro Devices, Inc. and Fairchild Semiconductor. Ms. Ullal holds a B.S. degree in Engineering (Electrical) from San Francisco State University and an M.S. degree in Engineering Management from Santa Clara University. She is a 2013 recipient of the Santa Clara University School of Engineering Distinguished Engineering Alumni Award.
Qualifications
We believe that Ms. Ullal possesses specific attributes that qualify her to serve as a member of our board of directors, including her extensive experience in the networking industry and the operational insight and expertise she has accumulated as our President and Chief Executive Officer.
10	2020 Proxy Statement

Charles Giancarlo
Experience
Mr. Giancarlo has served as a member of our board of directors since April 2013. Since August 2017, Mr. Giancarlo has been chief executive officer and a member of the board of directors of Pure Storage, Inc., a data storage solutions company. From 2008 through 2013, Mr. Giancarlo served as a managing director of Silver Lake Partners, a private investment firm and served as a senior advisor to the firm until 2015. From 1993 to 2007, Mr. Giancarlo served in various positions with Cisco Systems, Inc., a multinational corporation that designs, manufactures, and sells networking equipment, most recently as executive vice president and chief development officer. Mr. Giancarlo also serves on the board of directors of Zscaler, Inc., a cloud-based information security company. He previously served as a director of Accenture plc, from December 2008 to February 2019, Avaya, Inc., from June 2008 to November 2017, ServiceNow, Inc., from November 2013 to September 2017, Tintri, Inc., from October 2016 to August 2017 and Imperva, Inc., from May 2013 to October 2017. Mr. Giancarlo holds a B.S. degree in Electrical Engineering from Brown University, an M.S. degree in Electrical Engineering from the University of California at Berkeley and an M.B.A. from Harvard University.
Qualifications
We believe Mr. Giancarlo possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience as a venture capital investor and as an executive and board member of companies in the technology industry.
Ann Mather
Experience
Ms. Mather has served as a member of our board of directors since June 2013. From September 1999 to April 2004, Ms. Mather served as executive vice president and chief financial officer of Pixar, Inc., a computer animation studio, which was acquired by the Disney Corporation in May 2006. Prior to her service at Pixar, Ms. Mather served as executive vice president and chief financial officer of Village Roadshow Pictures, the film production division of Village Roadshow Limited. Ms. Mather also serves on the board of directors of Alphabet Inc. (the successor issuer to, and parent holding company of, Google, Inc.), a global technology company, where she is chair of their audit committee; Glu Mobile Inc., a publisher of mobile games; and Netflix, Inc., an internet subscription service for movies and television shows. She is also an independent trustee to the Dodge & Cox Funds board of trustees. Ms. Mather served on the board of directors of Shutterfly, Inc., an Internet-based image publishing service, from May 2013 to September 2019; and as the lead independent director of MGM Holdings Inc. from December 2010 to July 2019. Ms. Mather holds an M.A. degree from Cambridge University.
Qualifications
We believe Ms. Mather possesses specific attributes that qualify her to serve as a member of our board of directors, including her extensive experience as a chief financial officer and as a board member of companies in the technology industry.
2020 Proxy Statement	11

Daniel Scheinman
Experience
Mr. Scheinman has served as a member of our board of directors since October 2011. From January 1997 to April 2011, Mr. Scheinman served in various capacities with Cisco Systems, Inc., most recently as senior vice president, Cisco Media Solutions Group. Mr. Scheinman is currently an angel investor and has served as a member of the board of directors of Zoom Video Communications, Inc. since October 2011. Mr. Scheinman previously served as a director of Greenwave Systems Inc. (formerly known as GreenWave Reality) from June 2011 to May 2018 and Kodiak Data from March 2017 to April 2018. Mr. Scheinman holds a B.A. degree in Politics from Brandeis University and a J.D. from the Duke University School of Law.
Qualifications
We believe Mr. Scheinman possesses specific attributes that qualify him to serve as a member of our board of directors, including his extensive experience in the legal industry and as an executive of companies in the technology industry.
Director Independence
Our common stock is listed on the New York Stock Exchange. Under the listing standards of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the New York Stock Exchange, a director will only qualify as an “independent director” if the listed company’s board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company).
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The listing standards of the New York Stock Exchange also has heightened independence criteria for compensation committee members.
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Messrs. Giancarlo, Scheinman, Theodosopoulos and Templeton and Ms. Mather do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of the New York Stock Exchange. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, the transactions involving them described in the section titled “Related Person Transactions,” and other transactions that were deemed immaterial to a director’s independence involving the sale of products and services in the ordinary course of business between the Company and other organizations where our non-employee directors also serve as members of the board of directors. In making the determination that Mr. Giancarlo is independent, the board of directors considered the fact that Mr. Giancarlo is chief executive officer and a member of the board of directors of Pure Storage, Inc., and we sell products to and purchase products from Pure Storage, Inc. in the ordinary course of business. The board of directors determined that Mr. Giancarlo did not have a direct or indirect material interest in these transactions. Furthermore, payments made to us by Pure Storage, Inc. pursuant to such transactions did not exceed the greater of $1 million or 2% of Pure Storage, Inc.’s consolidated gross revenues in any of the last three fiscal years. As a result, the board of directors concluded that these transactions would not affect Mr. Giancarlo’s independence.
12	2020 Proxy Statement

Director Commitments
Our board of directors recognizes that all members of our board of directors should dedicate sufficient time and attention to fulfill the responsibilities required of directors. In assessing whether directors and nominees for director have sufficient time and attention to devote to board duties, our board of directors considers, among other things, whether directors may be “overboarded,” which refers to the situation where a director serves on an excessive number of boards. In addition, prior to recommending a candidate as a nominee for director, the nominating and corporate governance committee reviews the number of boards that the candidate serves on and considers whether those outside commitments may limit the ability of the candidate to devote sufficient time and attention to board duties.
Our board of directors believes that each of our directors, including each of our director nominees, has demonstrated the ability to devote sufficient time and attention to board duties and to otherwise fulfill the responsibilities required of directors.
Board Leadership Structure
We believe that the structure of our board of directors and its committees provides strong overall management of our Company. While the Chairman of our board of directors and our Chief Executive Officer roles are separate, our current Chairman, Andreas Bechtolsheim, is not independent under the listing standards of the New York Stock Exchange as a result of his employment with us. Our board of directors believes that, given the perspective and experience Mr. Bechtolsheim brings as one of our founders, Mr. Bechtolsheim’s service as our Chairman is appropriate and is in the best interests of our board of directors, our Company and our stockholders.
Our Chief Executive Officer is responsible for setting the strategic direction of our Company, the general management and operation of the business and the guidance and oversight of senior management. The Chairman of our board of directors monitors the content, quality and timeliness of information sent to our board of directors and is available for consultation with our board of directors regarding the oversight of our business affairs.
Lead Independent Director
Recognizing the importance of strong independent oversight, our board of directors has appointed Mr. Scheinman to serve as our lead independent director.
While the Chairman directs the operations of the board of directors and is responsible for the overall management and effective functioning of the board of directors, the lead independent director provides leadership to the board of directors and particularly to the independent directors.
The lead independent director communicates with the Chief Executive Officer, disseminates information to the rest of the board of directors in a timely manner, and raises issues with management on behalf of the outside directors when appropriate. In addition, the lead independent director’s responsibilities include the following:
•	calling meetings of outside directors when necessary and appropriate;
•	being available, when appropriate, for consultation and direct communication with the Company’s stockholders;
•	building a productive relationship between the board of directors and the CEO;
•	ensuring that the board of directors fulfills its oversight responsibilities in Company strategy, risk oversight and succession planning; and
•	performing such other duties as the board of directors may from time to time designate.
2020 Proxy Statement	13

Board Meetings and Committees
During our fiscal year ended December 31, 2019, the board of directors held five meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.
Our Corporate Governance Guidelines set out that the Company encourages, but does not require, our directors to attend the annual meeting of stockholders. All of our board members attended our 2019 annual meeting.
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.
Audit Committee
Our audit committee consists of Messrs. Templeton and Theodosopoulos and Ms. Mather, with Ms. Mather serving as Chair, each of whom meets the requirements for independence for audit committee members under the listing standards of the New York Stock Exchange and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the New York Stock Exchange. In addition, our board of directors has determined that each member of our audit committee is also a financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended. Our audit committee is responsible for, among other things:
•	providing oversight of our accounting and financial reporting processes and the audit of our financial statements;
•
assisting the board of directors in oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, (iv) our internal accounting and financial controls, and (v) the organization and performance of our internal audit function;

•
serving as the Qualified Legal Compliance Committee to receive, evaluate, investigate and recommend appropriate responses, as applicable, with respect to any reports of evidence of material violations with regards to us;

•
providing to our board of directors such information and materials as it may deem necessary to make our board of directors aware of significant financial matters that require the attention of our board of directors; and

•	preparing the report required by the SEC rules to be included in our proxy statement for the annual meeting of stockholders.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our audit committee is available on the Governance section of our website at http://investors.arista.com. During our fiscal year ended December 31, 2019, our audit committee held five meetings.
14	2020 Proxy Statement

Compensation Committee
Our compensation committee consists of Messrs. Giancarlo, Scheinman and Templeton, with Mr. Giancarlo serving as Chair, each of whom meets the requirements for independence for compensation committee members under the listing standards of the New York Stock Exchange and SEC rules and regulations. Mr. Templeton joined the Compensation Committee in February 2020. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b- 3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:
•	providing oversight of our compensation policies, plans, benefits programs and overall compensation philosophy;
•
assisting our board of directors in discharging its responsibilities relating to (i) oversight of the compensation of our Chief Executive Officer, the Chief Development Officer and other executive officers, and (ii) approving and evaluating our executive officer compensation plans, policies and programs; and

•	administering our equity compensation plans for our employees.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our compensation committee is available on the Governance section of our website at http://investors.arista.com. During our fiscal year ended December 31, 2019, our compensation committee held four meetings.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Messrs. Giancarlo, Scheinman, and Theodosopoulos, with Mr. Scheinman serving as Chair, each of whom meets the requirements for independence under the listing standards of the New York Stock Exchange and SEC rules and regulations. Mr. Templeton also served on the nominating and corporate governance committee in 2019 and was removed in February 2020 so that he could serve on the Compensation Committee. Our nominating and corporate governance committee is responsible for, among other things:
•	reviewing and making recommendations regarding corporate governance; the composition of our board of directors and its committees;
•	identifying, evaluating and nominating director candidates;
•	reviewing conflicts of interest;
•	reviewing and making recommendations regarding the education of our board of directors; and
•	leading the annual performance review of the board of directors, its committees and management.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the New York Stock Exchange. A copy of the charter of our nominating and corporate governance committee is available on the Governance section of our website at http://investors.arista.com. During our fiscal year ended December 31, 2019, our nominating and corporate governance committee held five meetings.
2020 Proxy Statement	15

Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has been an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.
Considerations in Evaluating Director Nominees
In accordance with the Company’s Corporate Governance Guidelines, in its evaluation of director candidates, including the members of the board of directors eligible for re-election, the nominating and corporate governance committee will consider: (a) the current size and composition of the board of directors, (b) the needs of the board of directors and the respective committees of the board of directors, (c) such factors as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like, and (d) other factors that the nominating and corporate governance committee may consider appropriate. The nominating and corporate governance committee will also consider gender composition requirements imposed by applicable law. The nominating and corporate governance committee evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors.
The nominating and corporate governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board of directors: (a) the highest personal and professional ethics and integrity, (b) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (c) skills that are complementary to those of the existing board of directors, (d) the ability to assist and support management and make significant contributions to the Company’s success, and (e) an understanding of the fiduciary responsibilities that is required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.
Stockholder Recommendations for Nominations to the Board of Directors
The nominating and corporate governance committee will evaluate any recommendation for nominations to our board of directors in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. Under our Corporate Governance Guidelines, the nominating and corporate governance committee will consider candidates for our board of directors recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the Company continuously for at least twelve (12) months prior to the date of the submission of the recommendation so long as such recommendations and nominations comply with the certificate of incorporation and bylaws of the Company and applicable laws. Such recommendations must include information about the candidate, including but not limited to, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate acknowledging that as a member of our board of directors, the candidate will owe fiduciary duties to us and the stockholders. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Any nomination should be sent in writing to our General Counsel or our Legal Department at Arista Networks, Inc., 5453 Great America Parkway, Santa Clara, California 95054. To be timely for our 2021 annual meeting of stockholders, our General Counsel or Legal Department must receive the nomination no earlier than January 30, 2021 and no later than March 1, 2021.
16	2020 Proxy Statement

Communications with the Board of Directors
Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel and Corporate Secretary at Arista Networks, Inc., 5453 Great America Parkway, Santa Clara, California 95054. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.
Our General Counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.
Our Commitment to Corporate, Environmental and Social Responsibility
Arista is committed to designing, manufacturing and delivering leading software driven cloud networking solutions in an environmentally and socially sustainable manner. We believe that sustainability and business growth are closely linked, and delivering on products that are sustainable truly enables our customer’s success. Arista’s commitment to corporate, environmental and social responsibility is focused on the following key areas:
Ethical Business Conduct
•
Our Code of Ethics and Business Conduct (the “Code”) emphasizes the importance of honest business conduct and solid business ethics. The Code applies to all personnel employed by or engaged to provide services to the Company including, but not limited to, our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The Code addresses, among other things, conflicts of interest, business practices, compliance with laws and regulations, and interacting fairly and respectfully with each other, our customers, partners suppliers and host communities. The full text of our Corporate Governance Guidelines and our Code of Ethics and Business Conduct are posted on the Governance section of our website at http://investors.arista.com.

People
•
We seek to maintain an environment that is open, diverse and inclusive, and where our people feel valued, included and accountable. We believe that diverse and inclusive teams create enhanced performance and help us attract and retain the best talent.

•	We promote hiring female engineers by hosting periodic onsite technology sessions for female engineers.
Health and Safety
•
We are committed to protecting the health and safety of our employees, visitors, and the public. Our policy is to maintain our facilities and run our business operations in a manner that does not jeopardize the occupational health and safety of employees.

•	We promote health through onsite wellness events.

2020 Proxy Statement	17

Social Responsibility
•
We maintain a community engagement program and its purpose is to provide opportunities for our employees to engage in community service. In 2019, we participated in volunteer opportunities with Resource Area For Teaching (which helps educators transform the learning experiences through hands-on activities), Our City Forest (which promotes urban forestry and environmental education), Second Harvest Food Bank, The Tech Challenge at The Tech Museum of Innovation (where student teams used engineering design processes to solve real-world problems), Engineer 4 Tomorrow (E4T) (which focuses on introducing children to STEM education), and Bay Area Ridge Trail – City of San Jose (where we cleaned- up Todd Quick Trail and the surrounding areas at Alum Rock Park).

•
Through our foundation, Arista gives annually to various non-profit organizations. Our foundation focuses on giving to non-profit organizations dedicated to education and environmental sustainability projects. In 2019, Arista donated funds to the Second Harvest Food Bank, Forest Planet Inc., NPower Inc., Sesame Workshop, St. Jude Children’s Research Hospital, and Children’s Wish Foundation.

•
We are committed to responsible sourcing of materials for our products. We are a member of the Responsible Minerals Initiative (“RMI”) and have management systems in place to ensure that the components are sourced responsibly. Arista’s suppliers are asked to take reasonable due diligence to determine if the minerals that they use are sourced from certified conflict-free smelters, which are validated by the RMI.

Environmental
LEED Gold Certification

•
When we select our office space, we ensure that we have an office that not only meets our needs, but also aids us in reducing our impact to the environment. Our Santa Clara headquarters and our San Francisco office are both LEED Gold certified. The certification, awarded by the US Green Building Council, is based on the properties’ use of sustainable materials, water and energy efficiency, indoor environmental quality, location and transportation and overall innovation.

Electronic Industry Citizenship Coalition Membership

•
Arista is a member of the Responsible Business Alliance (“RBA”) and supports the RBA’s vision and mission, which strives to develop a global electronics industry supply chain that consistently operates with social, environmental and economic responsibility through a common code of conduct, collaborative efforts and shared tools and practices. Arista is committed to progressively aligning its own operations with the RBA code of conduct and encourages its own first-tier suppliers to do the same.

Design for Environment

•
We are committed to integrating sustainability in every aspect of our product's life cycle, from the materials that make up our products, all the way to the end of life of the product, while meeting our customer's requirements. For example, we have implemented Design for Environment principles in our development process with the goal of minimizing the overall adverse environmental impact of our products, with a focus on the reduction of material diversity and weight, selection of more environmentally friendly materials, ease of disassembly and recycling, energy efficiency, design for longevity and upgradeability, and design for efficient packaging.

Product Recycling

•
As a producer of hardware products, Arista offers a takeback and recycle program in our U.S. and European markets, which allows our customers to return end of life products and ensures that our products are disposed of in an environmentally safe manner.

For additional information on our corporate, environmental and social responsibility initiatives, please visit our website at: https://www.arista.com/en/company/sustainability.
18	2020 Proxy Statement

Risk Management
Risk is inherent with every business and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces while our board of directors has responsibility for the oversight of risk management. Our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. For example, the Audit Committee reviews the Company’s risk management processes and procedures. The management and internal audit teams provide periodic updates on cybersecurity risks to the Audit Committee. Further, the Audit Committee receives reports and presentations from management on the Company’s risk assessment and mitigation programs, compliance matters, and cybersecurity activities, and the results of various internal audit projects. Key information is shared with the Board by the Audit Committee. The chart below illustrates the responsibilities of our board and board committees in overseeing risk in our operations.

2020 Proxy Statement	19

Executive Talent Management and Succession Planning
Our board of directors places a high priority on senior management development and succession planning and recognizes that thoughtful succession planning is critical to creating long-term shareholder value.
Pursuant to our Corporate Governance Guidelines, the nominating and corporate governance committee, in consultation with the full board of directors, is primarily responsible for succession planning for the role of chief executive officer. In addition, the nominating and corporate governance committee monitors management’s succession plans for other key executives.
The nominating and corporate governance committee evaluates our key executives, discusses their development and develops succession plans with the view of ensuring that a strong pipeline of talent is being developed for planned or unplanned events. In addition, our lead independent director facilitates discussions among independent directors about succession planning at executive sessions.
Director Compensation
The following table provides information regarding the total compensation that was granted to each of our directors who was not serving as an executive officer in 2019. Directors who are also our employees do not receive additional compensation for their service as directors. In particular, Jayshree Ullal, a named executive officer, and Andreas Bechtolsheim, an executive officer, did not receive additional compensation for their service as directors.
Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Total ($)
Charles Giancarlo	97,000	667,044	—	764,044
Ann Mather	100,000	667,044	—	767,044
Daniel Scheinman	130,750	667,044	—	797,794
Mark Templeton	95,000	—	—	95,000
Nikos Theodosopoulos	95,000	—	—	95,000
(1)	The amount reported represents the fees earned for service on our board of directors and committees of our board of directors for 2019.
(2)	Stock awards to directors elected at an annual meeting vest over a period of 3 years.
The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2019:
Director	Stock Awards (#)(1)	Option Awards (#)
Charles Giancarlo	7,194(2)	—
Ann Mather	2,194	13,844
Daniel Scheinman	2,194	28,000
Mark Templeton	873	—
Nikos Theodosopoulos	873	22,500
(1)	Represents the number of restricted stock units unvested as of December 31, 2019.
(2)
This number includes 5,000 shares of restricted stock issued upon the early exercise of stock options that remained unvested as of December 31, 2019, which are subject to a repurchase right held by us at their original exercise prices in the event Mr. Giancarlo’s service on our board is terminated.

20	2020 Proxy Statement

With respect to 2019 board service, our board of directors approved compensation to each of our non-employee directors as follows:
•	a $75,000 cash retainer for general board service, except that our lead independent director will receive a $120,000 cash retainer;
•	a $25,000 cash retainer for chairing the audit committee
•	a $12,000 cash retainer for chairing the compensation committee;
•	a $12,000 cash retainer for chairing the nominating and corporate governance committee;
•	a $10,000 cash retainer for service on each committee.
Under our outside director compensation policy, each director elected at an annual meeting is granted restricted stock units on the date of the annual meeting with a total value of $750,000 (based on the average closing stock price for the 30 trading day period ending on the applicable annual meeting) that vest quarterly over three years.
Stock Ownership Guidelines
Our stock ownership guidelines are designed to encourage our directors and our Chief Executive Officer to achieve and maintain a meaningful equity stake in our Company and more closely align their interests with those of our stockholders. The guidelines provide that our non-employee directors should accumulate and hold investment levels of three times the annual cash base retainer for service on the board of directors within five years from the later of the date of the adoption of the stock ownership guidelines or the date such director is appointed or elected.
All of our directors and our Chief Executive Officer are on track to meet these guidelines based on their current rate of stock accumulations in the time frames set out in the guidelines.
2020 Proxy Statement	21

PROPOSAL NO. 1—ELECTION OF DIRECTORS
Our board of directors is currently composed of seven members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, two Class III directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our Company.
Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved, Mark Templeton and Nikos Theodosopoulos, as nominees for election as Class III directors at the Annual Meeting. If elected, each of Mark Templeton and Nikos Theodosopoulos will serve as Class III directors until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our Company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the re-election of:
•	Mark Templeton and
•	Nikos Theodosopoulos.
Mark Templeton and Nikos Theodosopoulos have each consented to being a nominee and to serving as a director, if elected; however, in the event that a director nominee is unable to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
The election of directors is by plurality vote. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of a withheld vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.
22	2020 Proxy Statement

PROPOSAL NO. 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Securities Exchange Act of 1934. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.
The say-on-pay vote is advisory, and therefore not binding on us, the compensation committee or our board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will communicate directly with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Philosophy and Objectives” beginning on page 31 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation tables and narrative discussion, and other related disclosure.”
Vote Required
The advisory vote on executive compensation requires the affirmative vote of a majority of the shares of our common stock present at the Annual Meeting (including by proxy) and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.
2020 Proxy Statement	23

PROPOSAL NO. 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Ernst & Young LLP (“EY”), an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending December 31, 2019. During our fiscal year ended December 31, 2019, EY served as our independent registered public accounting firm.
Notwithstanding the appointment of EY and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our Company and stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending December 31, 2020. Our audit committee is submitting the appointment of EY to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY are expected to attend the Annual Meeting virtually and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
If our stockholders do not ratify the appointment of EY, our audit committee may reconsider the appointment of EY.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to our Company by EY for our fiscal years ended December 31, 2018 and 2019.
	2018	2019
	(In Thousands)
Audit Fees(1)	$2,503	$2,495
Audit-Related Fees(2)	36	304
Tax Compliance Fees(3)	1,450	1,236
Tax Advice and Planning Fees(4)	1,979	1,161
All Other Fees(5)	—	—
Total Fees	$5,968	$5,196
(1)
Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)
Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.

(3)	Tax Compliance Fees consist of fees for tax compliance and the preparation of original and amended tax returns and refund claims.
(4)	Tax Advice and Planning Fees consist of fees for tax advice and tax planning assistance, including non-recurring tax assistance in connection with acquisitions and intellectual property alignment.
(5)	All Other Fees consist of fees billed for products and services provided by the independent registered public accountants other than those that meet the criteria above.
Auditor Independence
In our fiscal year ended December 31, 2019, there were no other professional services provided by EY, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of EY.
24	2020 Proxy Statement

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All services and fees paid to EY for our fiscal years ended December 31, 2018 and 2019 were pre-approved by our audit committee.
Vote Required
The ratification of the appointment of EY requires the affirmative vote of a majority of the shares of our common stock present at the Annual Meeting (including by proxy) and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.
2020 Proxy Statement	25

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Governance section of our website at http://investors.arista.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.
With respect to the Company’s financial reporting process, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. Our independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare our financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•	reviewed and discussed the audited financial statements with management and EY;
•
discussed with EY the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as issued by the Public Company Accounting Oversight Board, and the Securities and Exchange Commission; and

•
received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with EY its independence.

Based on the audit committee’s review and discussions with management and EY, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Ann Mather (Chair)
Mark Templeton
Nikos Theodosopoulos
This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
26	2020 Proxy Statement

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of April 2, 2020. Officers are elected by our board of directors to hold office until their successors are elected and qualified. There are no family relationships among any of our directors or executive officers.
Name	Age	Position
Jayshree Ullal	59	Chief Executive Officer, President and Director
Andreas Bechtolsheim	64	Founder, Chief Development Officer, Director and Chairman of the Board of Directors
Ita Brennan	53	Senior Vice President, Chief Financial Officer
Kenneth Duda	48	Founder, Chief Technology Officer and Senior Vice President, Software Engineering
John McCool	60	Chief Platform Officer, Senior Vice President of Engineering Operations
Anshul Sadana	43	Chief Operating Officer
Marc Taxay	51	Senior Vice President, General Counsel
For a brief biography of Ms. Ullal and Mr. Bechtolsheim, please see “Board of Directors and Corporate Governance – Continuing Directors.”
Ita Brennan
Ms. Brennan joined Arista Networks, Inc. in May 2015 as Senior Vice President and Chief Financial Officer. From February 2014 to May 2015, Ms. Brennan served as chief financial officer of a stealth start up firm in the energy sector. Prior to that, Ms. Brennan held various roles at Infinera Corporation, an intelligent transport networking company, most recently as chief financial officer from July 2010 to February 2014 and vice president of finance and corporate controller from July 2006 to July 2010. From 1997 to 2006, Ms. Brennan held various roles at Maxtor Corporation, a multi-billion dollar information storage solutions company, including vice president of finance for the company’s worldwide operations. Ms. Brennan has been a member of the board of directors of Cadence Design Systems, Inc. since March 2020 and of LogMeIn, Inc. since November 2018. Ms. Brennan is a fellow of the Institute of Chartered Accountants and a public accounting alumna of Deloitte and Touche, having worked at the firm in both Ireland and the U.S.
Kenneth Duda
Mr. Duda is one of our founders and has served in various roles with us from 2004 to present. Since September 2011, Mr. Duda has served as our Chief Technology Officer and Senior Vice President of Software Engineering. From April 1999 to October 2004, Mr. Duda served as chief technology officer of There, Inc., a virtual worlds company. From September 1996 to April 1999, Mr. Duda was leading the software development of the switch kernel for the Gigabit System Business Unit with Cisco Systems, Inc. Mr. Duda holds B.S. and M.S. degrees in Computer Science and Electrical Engineering from the Massachusetts Institute of Technology and a Ph.D. degree in Computer Science from Stanford University.
John McCool
Mr. McCool joined Arista Networks, Inc. in March 2017 as Chief Platform Officer and Senior Vice President of Engineering and Operations. From 2014 to 2017, Mr. McCool served as senior vice president and general manager of DSDD, a DellEMC business, a products, services and solutions provider for information management and storage. From 2013 to 2014, Mr. McCool served as president and chief executive officer of Firetide, Inc., a provider of wireless mesh networks. From 1996 to 2013, Mr. McCool served in various positions
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at Cisco Systems, Inc., including senior vice president and general manager for the data center switching and services group with his last position as senior vice president – global sales, enterprise segment. Mr. McCool holds a B.S. degree in Electrical Engineering from Drexel University and an M.S. degree in Computer Engineering from Santa Clara University.
Anshul Sadana
Mr. Sadana has served as our Chief Operating Officer since March 2019. He served as our Chief Customer Officer from October 2016 through February 2019. From January 2012 to September 2016, Mr. Sadana served as our Senior Vice President of Customer Engineering. From July 2007 to December 2011, Mr. Sadana served in various other positions with us including Vice President of Customer Engineering. From November 1999 to July 2007, Mr. Sadana was the senior engineering manager of Gigabit Switching Business Unit at Cisco Systems, Inc. Mr. Sadana holds a B.E. degree in Electronics from the University of Mumbai, an M.S. degree in Computer Science from the University of Illinois at Chicago and an executive M.B.A. degree from the Wharton School of Business.
Marc Taxay
Mr. Taxay has served as our Senior Vice President, General Counsel since March 2016 and as our General Counsel since February 2013. From 2007 to 2013, Mr. Taxay served as the senior vice president and general counsel of MedeAnalytics, Inc., a healthcare analytics company. From 2006 to 2007, Mr. Taxay served as the assistant general counsel of Coremetrics, Inc. a digital marketing company. From 2002 to 2006, Mr. Taxay worked as a partner at Cohen & Grigsby. Mr. Taxay holds a B.A. degree in Political Science and a J.D. from The University of Michigan.
28	2020 Proxy Statement

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The compensation provided to those individuals who are our named executive officers for our fiscal year ended December 31, 2019 (our “Named Executive Officers”) is set forth in detail in the Fiscal 2019 Summary Compensation Table and the other tables that follow this Compensation Discussion and Analysis. The following discussion provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provide to our Named Executive Officers. In addition, we explain how and why the compensation committee of our board of directors arrived at the specific compensation policies and decisions for our Named Executive Officers. The following are the individuals who served as our Named Executive Officers for our fiscal year ended December 31, 2019:
•	Jayshree Ullal, our President and Chief Executive Officer;
•	Ita Brennan, our Chief Financial Officer;
•	Kenneth Duda, our Chief Technology Officer and Senior Vice President of Software Engineering;
•	Anshul Sadana, our Chief Operating Officer; and
•	Marc Taxay, our Senior Vice President, General Counsel
2019 Management Changes
In February 2019, we promoted Anshul Sadana to Chief Operating Officer. The promotion was effective on March 4, 2019.
Our board of directors has delegated to the compensation committee authority and responsibility for establishing and overseeing salaries, administering the incentive compensation programs, and establishing and overseeing other forms of compensation for our executive officers, general remuneration policies for the balance of our employee population and for overseeing and administering our equity incentive and benefits plans.
The following compensation governance standards in our executive compensation policies and practices are currently in effect:
What We Do	What We Do Not Do

✔ Annual Review. Annual review of our executive
compensation program.

✔ CEO Performance-Based Equity. In 2020, we introduced performance-based equity as a significant part of our compensation program to our Chief Executive Officer.

✔ Independence. Our compensation committee is made up solely of independent directors and makes all executive compensation decisions.

✔ Compensation Consultant. Our compensation committee engages its own independent compensation consultant to assist with its compensation reviews.

✔ Stock Ownership Guidelines. To align our chief executive officer’s long-term interests with those of our stockholders, our chief executive officer is required to own specified minimum levels of
Company’s stock.

✘ No Executive-Only Retirement Programs. We do not offer pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executive officers, other than the plans generally available to all employees.

✘ No Excise Tax Gross-Ups. We do not offer golden parachute tax gross-ups to any of our Named Executive Officers or other executive officers.

✘ No “Single-Trigger” Benefits and Limited “Double Trigger” Benefits. Potential change in control payments and benefits are limited in nature and are received only in connection with the termination of employment without cause or for good reason in connection with or following a change in control.

2020 Proxy Statement	29

What We Do	What We Do Not Do
✔ Clawback Policy. We may seek the recovery of cash incentive compensation and performance-based equity compensation paid to our executive officers.
Overview
Fiscal 2019 Business Highlights
Our executive compensation program is designed to align the compensation of our executives with our operating and financial performance and create value for our stockholders. Accordingly, you should consider our executive compensation decisions in the context of our financial and operational performance during fiscal 2019, including:
Revenue
Revenue for our fiscal year 2019 was $2.41 billion, representing an increase of 12.1% compared to fiscal year 2018. This represented a deceleration in growth rate from prior years and resulted in a revenue amount that was somewhat below our internal targets, established at the beginning of the year. We executed well in expanding our enterprise datacenter and campus businesses, but this was offset by more muted demand for the year from our cloud customers. We exited the year with over 6,000 customers and continue to add new customers and expand our market presence and geographic footprint.

Operating Income
Our non-GAAP operating income for fiscal year 2019 was $922.7 million or 38.3% of revenue, compared to $789.0 million or 36.7% of revenue for fiscal year 2018. This represented 16.9% growth in non-GAAP operating income on a year over year basis reflecting the deceleration in revenue growth outlined above combined with an expansion in operating margin. The ratio of non-GAAP operating income to revenue is a key metric for our stockholders as it provides a consistent measure of the profitability of our business and as a result we used non-GAAP operating income as a metric in our 2019 Bonus Plan (as defined below).

Industry Leadership	Arista maintained a leadership position in the Gartner July 2019 Magic Quadrant for Data Center Networking for the fifth consecutive year.
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Fiscal 2019 Executive Compensation Highlights
As reflected in our general compensation philosophy and objectives, our executive compensation program is intended to reward performance, attract and retain key personnel and increase stockholder value. In light of our financial performance as described in the “Fiscal 2019 Business Highlights” section above, our fiscal 2019 executive compensation program was intended to reward performance and incentivize continued successful performance. Accordingly, our key executive compensation actions in our fiscal year ended December 31, 2019, advanced these objectives:
•	No Base Salary Increases - We did not increase base salaries for our Named Executive Officers.
•
Annual Bonuses Reflecting Pay for Performance - As noted above, our financial performance in fiscal 2019 achieved revenue of approximately $2.41 billion an increase of 12.1% over 2018 levels and a non-GAAP operating income to revenue ratio of 38.3%. These results combined with continued excellence in product innovation and customer quality and support, resulted in payments to our Named Executive Officers under the 2019 Bonus Plan. Despite our strong overall performance, our Chief Executive Officer declined a bonus for fiscal 2019.

•
Equity Awards Promoting Our Stockholders’ Interests - Long-term equity incentives constitute a significant majority of compensation paid to Named Executive Officers in 2019. Long-term equity incentives align the interests of executives with those of our stockholders. Further, a meaningful portion of the equity awards we granted to our Named Executive Officers in 2019 were in the form of options, which provide value only if our stock price increases during the term of the option.

Subsequent to year end, we included performance-based equity as part of our executive compensation program for our Chief Executive Officer. While the grant was made in 2020, our compensation committee reviewed and considered the performance-based equity grant throughout 2019 and, as a result, the 2020 performance grant to our Chief Executive Officer reflects the outcome of our compensatory decisions in 2019.
Effect of Most Recent Stockholder Advisory Vote on Executive Compensation
Our compensation committee considers the results of the annual stockholder advisory vote on the compensation of our Named Executive Officers and stockholder feedback on our executive compensation program as part of its annual executive compensation review. At our 2018 annual meeting of stockholders, approximately 90.4% of the votes cast approved the compensation program for our Named Executive Officers as described in our 2019 proxy statement. Based on this strong stockholder support, our compensation committee determined not to make any significant changes to our existing executive compensation program and policies, except that our compensation committee deliberated through the year about adding performance-based equity awards to our executive compensation program and made this performance-based grant to our Chief Executive Officer in 2020. Our compensation committee continues to evaluate the executive compensation program and policies to determine the most appropriate ways of effecting our executive compensation philosophy and objectives. Our compensation committee currently intends to continue to consider the results of the annual advisory vote on executive compensation and stockholder feedback as data points in making executive compensation decisions.
Executive Compensation Philosophy and Objectives
We operate in a highly competitive business environment, which is characterized by frequent technological advances. To successfully grow our business in this dynamic environment, we must continually develop and refine our products and services to stay ahead of our competitors. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals.
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We compete with other companies in our industry and other technology companies in the Silicon Valley to attract and retain a skilled management team. To attract and retain qualified executive candidates, our compensation committee recognizes that it needs to develop competitive compensation packages. At the same time, our compensation committee is sensitive to the need to integrate new Named Executive Officers into our executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations. To meet this challenge, we have embraced a compensation philosophy of offering our Named Executive Officers a competitive total compensation program, which we view as the sum of base salary, cash performance-based incentives, equity compensation and employee benefits, each of which recognizes and rewards individual performance and contributions to our success, allowing us to attract, retain, and motivate talented executives with the skills and abilities needed to drive our desired business results.
The specific objectives of our executive compensation program are to:
•	reward the successful achievement of our financial growth objectives;
•	drive the development of a successful and profitable business;
•	attract, motivate, reward, and retain highly qualified executives who are important to our success;
•
recognize strong performers by offering cash performance-based incentive compensation and equity awards that have the potential to reward individual achievement as well as contributions to our overall success; and

•	create value for our stockholders.
Compensation Program Design
Our executive compensation program for the fiscal year ended December 31, 2019 reflected our stage of development as a growing publicly-traded company. Accordingly, the compensation of our Named Executive Officers consisted of base salary, a short-term cash incentive compensation opportunity, long-term equity compensation in the form of stock options and restricted stock units, and certain employee health and welfare benefits.
We offer cash compensation in the form of base salaries and cash incentive compensation opportunities with an annual payment component. Typically, we have structured our annual cash incentive compensation opportunities to focus on the achievement of specific short-term financial and operational objectives that will further our longer-term growth objectives.
Additionally, equity awards for shares of our common stock serve as a key component of our executive compensation program. Currently, we grant stock options covering shares of our common stock, which provide value only if our stock price increases, thereby aligning the recipient’s interests with those of our stockholders and restricted stock units which provide certain value to recipients and limit dilution to our stockholders. In the future, we may introduce other forms of equity awards, as we deem appropriate, into our executive compensation program to offer our Named Executive Officers additional types of long-term incentive compensation that further the objective of aligning the recipient’s interests with those of our stockholders.
Finally, we offer executives with standard health and welfare benefits that are generally available to our other employees, including medical, dental, vision, flexible spending accounts, life insurance and 401(k) plans.
We have not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation or between cash and non-cash compensation, although we use competitive market data to understand the competitive market framework for pay mix. Within this overall framework, our compensation committee reviews each component of executive compensation separately and also takes into consideration the value of each Named Executive Officer’s compensation package as a whole and its relative value in comparison to our other Named Executive Officers.
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Our compensation committee evaluates our compensation philosophy and executive compensation program as circumstances require, and reviews executive compensation annually. As part of this review, we expect that our compensation committee will apply our philosophy and the objectives outlined above, together with consideration for the levels of compensation that we would be willing to pay to ensure that our executive compensation remains competitive and that we meet our retention objectives, as well as the cost to us if we were required to find a replacement for a key executive officer.
Compensation-Setting Process
Role of our Compensation Committee
Compensation decisions for our executives are made by our compensation committee. Currently, our compensation committee is responsible for reviewing, evaluating and approving the compensation arrangements, plans, policies, and practices for our Named Executive Officers and overseeing and administering our cash-based and equity-based compensation plans.
Each fiscal year, our compensation committee, after consulting with our management team and its compensation consultant, establishes our corporate performance objectives and makes decisions with respect to any base salary adjustment, and approves the corporate performance objectives and target annual cash incentive compensation opportunities and equity awards for our executive officers, including our Named Executive Officers for the upcoming fiscal year. With respect to our cash incentive compensation plan and, in 2020, for our performance-based equity grant to our Chief Executive Officer, our compensation committee determines the applicable goals for each corporate performance objective used for the applicable year.
Our compensation committee reviews our executive compensation program from time to time, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes, and to make any modifications to existing plans and arrangements or to adopt new plans or arrangements.
Role of Management
In carrying out its responsibilities, our compensation committee works with members of our management team, including our Chief Executive Officer and our Vice President, Global Human Resources. Typically, our management team (together with our compensation consultant) assists our compensation committee in the execution of its responsibilities by providing information on corporate and individual performance, market data, and management’s perspective and recommendations on compensation matters.
Typically, except with respect to her own compensation, our Chief Executive Officer will make recommendations to our compensation committee regarding compensation matters, including the compensation of our executive officers. Our Chief Executive Officer also participates in meetings of our compensation committee, except with respect to discussions involving her own compensation in which case she leaves the meeting.
While our compensation committee solicits the recommendations and proposals of our Chief Executive Officer with respect to compensation-related matters, these recommendations and proposals are only one factor in our compensation committee’s decision-making process.
Role of Compensation Consultant
Our compensation committee is authorized to retain the services of one or more executive compensation advisors from time to time, as it sees fit, in connection with carrying out its duties.
In our fiscal year ended December 31, 2019, our compensation committee continued to engage Radford, a national compensation consulting firm, to assist us in executing our executive compensation strategy and guiding principles, assessing current executive total compensation levels against competitive market practices, developing a compensation peer group and advising on potential executive compensation decisions for our fiscal year ended December 31, 2019. Our compensation committee provided Radford with instructions
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regarding the goals of our executive compensation program and the parameters of the competitive review of executive officer compensation packages that it was to conduct. In particular, the compensation committee instructed Radford to analyze whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive relative to market comparables. The compensation committee further instructed Radford to evaluate the following components to assist the compensation committee in establishing fiscal 2019 compensation: base salary; target and actual annual incentive compensation; target and actual total cash compensation (base salary and annual incentive compensation); long-term incentive compensation (equity awards); target and actual total direct compensation (base salary, annual incentive compensation and long-term incentive compensation); and beneficial ownership of our common stock.
Radford does not provide any services to us other than the services provided to our compensation committee. Our compensation committee has assessed the independence of Radford taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the New York Stock Exchange, and has concluded that no conflict of interest exists with respect to the work that Radford performs for our compensation committee.
Use of Competitive Data
To assess the competitiveness of our executive compensation program and to assist in setting compensation levels, Radford provided market data for the compensation peer group approved by our compensation committee.
Competitive Positioning
In our fiscal 2019, our compensation committee continued to compare and analyze our executive compensation program with that of a formal compensation peer group of companies.
In July 2018, since our revenues and market capitalization had increased significantly since our executive compensation peer group was selected, our compensation committee decided that it was appropriate to update our executive compensation peer group. Radford recommended an updated group of peer publicly-traded companies that met some or all of the following criteria: (i) companies in the computer networking, communication products/services and other high technology companies, with an emphasis on growing technology companies that have recently gone public; (ii) companies with revenues between $900 million to $4 billion (approximately 0.5x to 2.5x of our then-current trailing 12-month revenue); and (iii) companies with market capitalization generally between $6 and $40 billion (approximately 0.3x to 2x of our then-current market capitalization). Based on the recommendations from Radford and the considerations described in the previous sentence, the following group was our executive compensation peer group for fiscal 2019 compensatory decisions made prior to July 22, 2019:
Executive Compensation Peer Group from January 1, 2019 to July 22, 2019
Akamai Technologies	F5 Networks	NetApp	ServiceNow	Twitter
Autodesk	Fortinet	Nutanix	Splunk	VMWare
Citrix Systems	Juniper Networks	Palo Alto Networks	Tableau Software	Workday
Dropbox	Mellanox Technologies	Red Hat	The Ultimate Software Group
With respect to fiscal 2019 executive compensation decisions made on and following July 22, 2019, our compensation committee reconsidered the peer group, measuring potential outliers in the existing group and considering a broader screen of the technology market. In considering an updated peer group, our compensation committee considered the following criteria: (i) companies in the computer networking, communication products/services and software sectors with a focus on growing technology companies; (ii) companies with revenues between $1 billion to $5.5 billion (approximately 0.5x to 2.5x of our then-current
34	2020 Proxy Statement

trailing 12-month revenue); and (iii) companies with market capitalization generally between $6 and $40 billion (approximately 0.3x to 3x of our then-current market capitalization). As a result, the following group was our executive compensation peer group for fiscal 2019 compensatory decisions made on and following July 22, 2019:
Executive Compensation Peer Group on and following July 22, 2019
Akamai Technologies	F5 Networks	NetApp	ServiceNow	Twitter
Autodesk	Fortinet	Nutanix	Splunk	VMWare
Citrix Systems	Juniper Networks	Palo Alto Networks	Square	Workday
Dropbox	Mellanox Technologies	Red Hat	Tableau Software
As a result of changes in our compensation peer group, we positioned at the 36th percentile in terms of revenue and the 68th percentile in terms of market capitalization.
Radford provides our compensation committee with market data from our compensation peer group regarding each element of our executive compensation program. However, our compensation committee does not benchmark in our compensation peer group with respect to any particular element of compensation.
Executive Compensation Program Components
For 2019, the portion of our Named Executive Officers’ actual total direct compensation (which consists of the base salaries and annual cash incentive plan compensation paid to our Named Executive Officers with respect to 2019 and the grant-date fair values of the equity awards granted to our Named Executive Officers in 2019, with each such value calculated in the same manner as set forth in our Fiscal 2019 Summary Compensation Table below) represented by each material component of our executive compensation program was as follows:

The following describes each component of our executive compensation program, the rationale for each, and how the compensation amounts and awards were determined for our fiscal year ended December 31, 2019.
Base Salary. Base salary is the primary fixed component of our executive compensation program. We use base salary to compensate our Named Executive Officers for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent.
Our compensation committee reviews the base salaries of each Named Executive Officer annually and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a Named Executive Officer’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion), and market conditions. We typically establish the initial base salary of a Named Executive Officer through arm’s-length negotiation at the time, after taking into consideration his or her position, qualifications, experience, salary expectations, and the base salaries of our other executives.
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For our fiscal year ended December 31, 2019, our compensation committee determined not to make any changes to the base salaries of our Named Executive Officers (which were generally below the market 25th percentile in our compensation peer group) as it thought the base salary levels continued to be appropriate.
Our Named Executive Officers’ base salaries for fiscal 2019 were as follows:
Named Executive Officer	Base Salary through 2019
Jayshree Ullal	$300,000
Ita Brennan	$300,000
Kenneth Duda	$300,000
Anshul Sadana	$300,000
MarcTaxay	$300,000
Annual Cash Incentive Compensation; 2019 Bonus Plan
We use cash incentive compensation under our omnibus Employee Incentive Plan to motivate our executive officers, including our Named Executive Officers, to achieve our annual financial and operational objectives, while making progress towards our longer-term strategic and growth goals. Each fiscal year, our compensation committee sets the terms and conditions of the Employee Incentive Plan for that fiscal year, which identifies the plan participants and establishes the target cash incentive opportunity for each participant, the performance measures to be used to determine whether to make payouts related to the fiscal year and the associated target levels for each measure, and the potential payouts based on actual performance for the fiscal year. Typically, cash incentive payouts have been determined after the end of the applicable performance period based on our performance against one or more financial and operational performance objectives for the performance period as set forth in our annual operating plan.
In February 2019, our compensation committee set the terms and conditions of the Employee Incentive Plan for fiscal 2019 (the “2019 Bonus Plan”). The 2019 Bonus Plan included the following corporate performance metrics for the plan: revenue and non-GAAP operating income. These two metrics result in funding the overall bonus pool available for distribution. No payout would be made if achievement of the revenue metric was below 85% of target.
Once the 2019 Bonus Plan was funded, our compensation committee considered additional metrics for our Named Executive Officer. Prior to payout of each Named Executive Officer, our compensation committee would consider: (A): the quantitative corporate measures set forth above regarding the ability to fund the bonus pool at target (40% weighting); (B) additional qualitative measures that are important to the growth of our business, including ability to diversify and deliver in new markets (40% weighting); and quality and customer satisfaction (20% weighting); and (C) any individual performance. The 2019 Bonus Plan provided for a single annual payout to each participant following the end of fiscal 2019 after our compensation committee evaluated corporate and individual performance on a holistic basis.
For purposes of our 2019 Bonus Plan, we define revenue in accordance with GAAP, and non-GAAP operating income as GAAP operating income, less stock-based compensation expenses, other non-recurring items including costs associated with the Cisco and Optumsoft lawsuits, one time acquisition related costs and the amortization of intangible assets. A reconciliation of the non-GAAP financial metrics to the related GAAP financial measure is set forth in our quarterly and annual financial statements and reports is provided in our press release announcing our financial results for the fourth quarter and the fiscal year ended December 31, 2019.
Our compensation committee approved the following preliminary targets for the 2019 annual cash incentive compensation of our Named Executive Officers (which provided each of our Named Executive Officers with target total cash compensation at or around the market 25th percentile in our compensation peer group). For our Chief Executive Officer, this target was 100% of base salary, while the targets for our other Named
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Executive Officers was 60% of base salary. These targets are not strict targets and merely inform the aggregate of bonuses that will be accrued for financial accounting purposes. Once a total incentive pool is accrued for all participants in the 2019 Bonus Plan, our compensation committee looks at the year on a holistic basis and factors individual performance and market comparable compensation in our peer group in determining a total incentive paid to each Named Executive Officer.
For our fiscal year ended December 31, 2019, we achieved revenue of approximately $2.41 billion (an increase of 12.1% from 2018, but below our plan target by approximately 10.4%. In addition, we achieved non-GAAP operating income of approximately $922.7 million (an increase of 16.9% from 2018 levels, but below our plan target by approximately 11.7%). This resulted in funding the 2019 Bonus Plan at an 89% level.
Following the funding of the 2019 Bonus Plan by the strict corporate quantitative metrics, our compensation committee looked at diversification and delivery into new markets, quality and customer satisfaction and individual performance. Our compensation committee considered that we made good progress with respect to diversification of our revenue base during the year, including the expansion of our enterprise datacenter and campus businesses. Further, as of December 31, 2019, we were on track to exceed our $100M first year campus revenue target. Also, our compensation committee considered quality and customer satisfaction and observed consistent product performance metrics for the year.
Given our overall performance for the year on a holistic basis, our compensation committee’s determination of individual performance for each of our Named Executive Officers and in light of our total cash compensation being at or around the 25th percentile of compensation of our peer group, the total payouts to our Named Executive Officers under the 2019 Bonus Plan were made as set forth below. Given we underperformed our high expectations, our Chief Executive Officer declined a bonus for 2019. The payment to Mr. Sadana was materially higher than our other Named Executive Officers in light of his additional duties and responsibilities during the year as a result of his promotion.
Named Executive Officer	Actual Incentive Compensation
Ita Brennan	$150,000
Kenneth Duda	$160,000
Anshul Sadana	$220,000
Marc Taxay	$150,000
Equity Compensation
We use equity awards to incentivize and reward our executives (including our Named Executive Officers) for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our executives with those of our stockholders. We grant stock options covering shares of our common stock and full value awards for shares of our common stock, or awards without a purchase price, such as restricted stock unit awards.
New hire, or initial, equity awards for our executives are established through arm’s-length negotiations at the time the individual executive is hired. In making these awards, we consider, among other things, the prospective role and responsibility of the individual executive, competitive factors, the expectations concerning the size of the equity award, the cash compensation to be received by the executive, and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
In addition, we grant equity awards to our executives when our compensation committee determines that such awards are necessary or appropriate to recognize corporate and individual performance, in recognition of a promotion, or to achieve our retention objectives. To date, we have not applied a rigid formula in determining the size of these equity awards. Instead, our compensation committee has determined the size of such equity awards for an individual executive after taking into consideration market data compiled from our compensation peer group, a compensation analysis performed by Radford, the equity award recommendations of our Chief Executive Officer, the scope of an executive’s performance, contributions, responsibilities, and experience, and
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the amount of equity compensation held by the executive, including the current economic value of his outstanding unvested equity awards and the ability of this equity to satisfy our retention objectives, market conditions, and internal equity considerations. In making its award decisions, our compensation committee has exercised its judgment and discretion to set the size of each award at a level it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. Equity awards to our named executive officers typically have multi-year vesting periods of four or more years.
The equity awards granted to our Named Executive Officers include refresh awards of restricted stock units granted in May 2019 and refresh options granted in February 2019. We granted the refresh awards of restricted stock units to our Named Executive Officers to ensure that they receive a base value for the shares regardless of fluctuations in our stock price, while incentivizing stockholder growth to deliver greater value for the Company and the Named Executive Officer. We granted the refresh options to our Named Executive Officers in order to align their interests with those of our stockholders and to provide them with additional incentive to grow our business, since each option only provides value if our stock price increases during the term of the option. In determining the size of the refresh awards to our Named Executive Officers, our compensation committee considered market compensation data from our peer group, the unvested equity held by each Named Executive Officer and the Named Executive Officer’s expected future contributions to the Company and growing stockholder value. To promote retention, the refresh awards of restricted stock units and stock options granted to our other Named Executive Officers vest over a period of approximately 4 years from November 2020.
Further, in May 2019, we made promotion grants to Anshul Sadana to reflect his increased duties as our Chief Operating Officer. The promotion awards of restricted stock units vest over a period of approximately 5 years from the date of grant, which is significantly longer than our general vesting period, while the promotion awards of stock options vest over a period of approximately 4 years from the date of grant.
The numbers of shares of our common stock covered by each equity award granted to our Named Executive Officers in 2019 were as follows:
February Refresh Stock Options
Named Executive Officer	Shares	Grant Date Fair Value
Jayshree Ullal	10,000	$1,075,639
Ita Brennan	5,000	$537,820
Anshul Sadana	14,000	$1,505,894
Kenneth Duda	10,000	$1,075,639
Marc Taxay	5,000	$537,820
May Refresh RSUs
Named Executive Officer	Shares	Grant Date Fair Value
Ita Brennan	6,250	$1,651,375
Anshul Sadana	8,000	$2,113,760
Kenneth Duda	7,000	$1,849,540
Marc Taxay	6,250	$1,651,375
38	2020 Proxy Statement

Promotion Grants
Named Executive Officer	Shares	Grant Date Fair Value
Anshul Sadana	2,000 stock options	$232,583
Anshul Sadana	12,000 RSUs	$3,170,640
February 2020 Performance-Based Equity Award to our Chief Executive Officer
Throughout 2019, our compensation committee evaluated a performance-based equity grant to our Chief Executive Officer. The compensation committee considered an array of potential metrics including quantitative and qualitative metrics for an applicable fiscal year. Ultimately, the compensation committee determined that revenue and non-GAAP operating margin targets would be appropriate metrics that incentivize our Chief Executive Officer and drive stockholder value creation. Given that fiscal 2019 was completed by the time our compensation committee had finalized an appropriate quantitative metric, our compensation committee decided to delay the grant until February 2020 with targets applicable to fiscal 2020. The weighting of the grant was 75% based on revenue, and 25% based on non-GAAP operating income. Achievement at target for fiscal 2020 would result in an eligibility to vest in 100% of the shares, with overachievement yielding a maximum payout of 150%. Once achievement is determined for fiscal 2020, 25% of eligible shares vest on this determination date in 2021 and the remainder of eligible shares vest quarterly over an additional 3 years. The table below describes our performance-based equity grant to our Chief Executive Officer. The intended value was converted into a number of shares using a 30-day average trading price in accordance with our standard practices.
2020 Chief Executive Officer Grants
Named Executive Officer	Shares	Intended Value
Jayshree Ullal	27,000	$5,500,000
Welfare and Other Employee Benefits
We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. In 2019, we made matching contributions for the contributions made to the 401(k) plan by our employees, including our Named Executive Officers. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”), so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.
In addition, we provide other benefits to our Named Executive Officers on the same basis as all of our full-time employees. These benefits include standard health, vacation and other benefits offered to our employees.
Perquisites and Other Personal Benefits
We generally do not provide perquisites to our Named Executive Officers or other personal benefits beyond what is provided to employees on a broad basis.
Executive Officer Employment Arrangements
Jayshree Ullal Offer Letter
We have entered into an offer letter with Jayshree Ullal, our President and Chief Executive Officer, pursuant to which Ms. Ullal is an at-will employee. Ms. Ullal’s current annual base salary is $300,000 per year, and her target annual bonus is targeted at $300,000. Ms. Ullal is also eligible to participate in all of our standard health, vacation and other benefits offered to our employees.
2020 Proxy Statement	39

Ita Brennan Offer Letter & Severance Agreement
Ms. Brennan joined us as our new Chief Financial Officer in May 2015. We have entered into an offer letter with Ms. Brennan that provides that she is an at-will employee. Ms. Brennan currently receives a base salary of $300,000 per year, and her annual bonus is targeted at $180,000. Ms. Brennan is also eligible to participate in all of our standard health, vacation and other benefits offered to our employees.
In addition, we entered into a severance agreement with Ms. Brennan, effective May 2015. The severance agreement provides that if Ms. Brennan’s employment is involuntarily terminated other than “cause” (as generally defined below) or if Ms. Brennan resigns for “good reason” (as generally defined below) then, subject to her execution of a release of claims, Ms. Brennan will receive continuing payments of her base salary for 12 months and accelerated vesting of time-based equity awards that would have vested had Ms. Brennan remained employed with us for 12 months following her termination of employment date. If the qualified termination of employment occurred during the period beginning on, and for 12 months following a change in control, then the equity acceleration benefit would be 50% of the then-unvested equity awards (and for any equity awards that vest based on the achievement of performance criteria, assuming the performance criteria had been achieved at target levels for the relevant performance periods), if greater than the acceleration benefit described in the previous sentence.
For purposes of the severance agreement with Ms. Brennan, “cause” means generally:
•	an act of dishonesty made by her in connection with her responsibilities as an employee;
•	her conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude;
•	her gross misconduct;
•	her unauthorized use of disclosure of any proprietary information or trade secrets of ours or any other party to whom she owes a duty of non-disclosure as a result of her relationship with us;
•	her willful breach of any obligations under any written agreement or covenant with us; or
•	her continued failure to perform his or her duties after a demand from us setting the basis of our belief and failure to cure within 10 business days after receiving such notice.
For purposes of the severance agreement with Ms. Brennan, “good reason” means generally a resignation within 30 days following the expiration of any cure period following the occurrence of one or more of the following, without her consent:
•
a material diminution of her authority, duties or responsibilities (which includes a reduction in authority, duties or responsibilities in connection with our being acquired and made part of a larger entity);

•	a material reduction of her base salary (which excludes a reduction in her base salary of 15% or less in any one year) other than a reduction applied to management generally; or
•	a material change in the geographic location of her primary work facility or location (which excludes a relocation of less than 50 miles from her then-present location).
Ms. Brennan must provide written notice within 90 days of the initial existence of good reason and provide a cure period of 30 days following the date of such notice.
40	2020 Proxy Statement

Anshul Sadana Offer Letter
We have entered into an offer letter with Anshul Sadana, our Chief Operating Officer, pursuant to which Mr. Sadana is an at-will employee. Mr. Sadana’s current annual base salary is $300,000 per year, and his annual bonus is targeted at $180,000, which does not consider the over-performance pool. Mr. Sadana is also eligible to participate in all of our standard health, vacation and other benefits offered to our employees.
Kenneth Duda Offer Letter
We have entered into an offer letter with Kenneth Duda, our Chief Technology Officer and Senior Vice President, Software Engineering, pursuant to which Mr. Duda is an at-will employee. Mr. Duda’s current annual base salary is $300,000 per year, and his annual bonus is targeted at $180,000. Mr. Duda is also eligible to participate in all of our standard health, vacation and other benefits offered to our employees.
Marc Taxay Offer Letter & Severance Agreement
We have entered into an offer letter with Marc Taxay, our Senior Vice President, General Counsel, pursuant to which Mr. Taxay is an at-will employee. Mr. Taxay’s current annual base salary is $300,000 per year and he is eligible for an annual bonus is targeted at $180,000. Mr. Taxay is also eligible to participate in all of our standard health, vacation and other benefits offered to our employees.
In addition, we entered into a severance agreement with Mr. Taxay, effective March 2015. The severance agreement provides that if Mr. Taxay’s employment is involuntarily terminated other than “cause” (as generally defined below) or if Mr. Taxay resigns for “good reason” (as generally defined below) then, subject to his execution of a release of claims, Mr. Taxay will receive continuing payments of his base salary for 12 months and accelerated vesting of time-based equity awards that would have vested had Mr. Taxay remained employed with us for 12 months following his termination of employment date. If the qualified termination of employment occurred during the period beginning on, and for 12 months following a change in control, then the equity acceleration benefit would be 50% of the then-unvested equity awards, if greater than the acceleration benefit described in the previous sentence.
For purposes of the severance agreement with Mr. Taxay, “cause” and “good reason” have the same general meanings as set forth in Ms. Brennan’s severance agreement.
2020 Proxy Statement	41

Fiscal 2019 Summary Compensation Table
The following table provides information regarding the total compensation for services rendered in all capacities that was earned by our Named Executive Officers.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jayshree Ullal Chief Executive Officer	2019	300,000	—	—	1,075,639	—	8,532(3)	1,384,171
	2018	300,000	—	5,903,000	988,542	350,000	8,532	7,550,074
	2017	300,000	—	3,939,788	3,278,228	400,000	5,763	7,923,779
Ita Brennan Chief Financial Officer	2019	300,000	—	1,651,375	537,820	150,000	8,532(3)	2,647,727
	2018	300,000	—	2,331,255	915,205	300,000	8,532	3,854,992
	2017	300,000	120,000	1,490,040	—	250,000	2,163	2,162,203
Kenneth Duda Chief Technology Officer	2019	300,000	5,800(1)	1,849,540	1,075,639	160,000	8,532(3)	3,399,511
	2018	280,769	—	2,993,050	1,345,381	320,000	8,502	4,947,702
	2017	250,000	120,000	2,483,400	—	280,000	7,860	3,141,260
Anshul Sadana Chief Operating Officer	2019	300,000	—	5,284,400	1,738,477	220,000	8,532(3)	7,551,409
	2018	290,385	—	3,532,630	1,464,327	440,000	8,517	5,735,859
	2017	275,000	150,000	2,483,400	—	350,000	5,323	3,263,723
Marc Taxay Senior Vice President, General Counsel	2019	300,000		1,651,375	537,820	150,000	8,532 (3)	2,647,727
(1)	The amount reported for fiscal 2019 represents a patent bonus award and a spot bonus award paid by the Company to Mr. Duda.
(2)
The amounts reported represent the aggregate grant-date fair value of the restricted stock units or stock options awarded to the Named Executive Officer, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“ASC Topic 718”). The assumptions used in calculating the grant-date fair value of the stock options reported in this column are set forth in our audited consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on February 14, 2020.

(3)
The amounts reported for fiscal 2019 include matching contributions from the Company for the contributions made to the 401(k) plan by the Named Executive Officer and a life insurance premium paid on the Named Executive Officer’s behalf.

42	2020 Proxy Statement

Outstanding Equity Awards at 2019 Fiscal Year-End
The following table sets forth information regarding outstanding stock options and stock awards held by our Named Executive Officers as of December 31, 2019.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Jayshree Ullal	1/13/2014(3)	11,000	—	22.49	1/12/2024	—	—
	2/12/2016(4)	15,000	40,000	56.24	2/11/2026	—	—
	2/6/2017(5)	13,750	35,750	95.51	2/5/2027	—	—
	2/6/2017(6)	—	—	—	—	16,500	3,356,100
	3/9/2018(7)	—	—	—	—	16,250	3,305,250
	4/13/2018(8)	—	8,000	244.20	4/12/2028	—	—
	2/8/2019(9)	—	10,000	226.34	2/7/2029	—	—
Ita Brennan	6/16/2015(10)	12,917	2,083	84.97	6/15/2025	—	—
	6/16/2015(11)	—	—	—	—	7,500	1,525,500
	9/11/2015(12)	6,000	4,000	64.46	9/10/2025	—	—
	2/12/2016(13)	11,000	9,000	56.24	2/11/2026	—	—
	2/12/2016(14)	—	—	—	—	1,500	305,100
	3/10/2017(15)	—	—	—	—	7,200	1,464,480
	3/9/2018(16)	—	—	—	—	4,062	826,211
	4/13/2018(17)	—	5,000	244.20	4/12/2028	—	—
	11/9/2018(18)	—	2,500	244.43	11/8/2028	—	—
	11/9/2018(19)	—	—	—	—	3,500	711,900
	2/8/2019(20)	—	5,000	226.34	2/7/2029	—	—
	5/10/2019(21)	—	—	—	—	6,250	1,271,250
Kenneth Duda	10/4/2011(22)	100,000	—	3.33	10/2/2021	—	—
	12/27/2012(23)	20,000	—	4.18	12/26/2022	—	—
	3/11/2013(24)	100,000	—	7.76	3/10/2023	—	—
	1/13/2014(25)	20,000	—	22.49	1/12/2024	—	—
	2/11/2014(26)	100,000	—	30.67	2/10/2024	—	—
	12/16/2014(27)	30,000	20,000	68.34	12/15/2024	—	—
	9/11/2015(28)	12,000	8,000	64.46	9/10/2025	—	—
	2/12/2016(29)	13,750	11,250	56.24	2/11/2026	—	—
	2/12/2016(30)	—	—	—	—	2,500	508,500
	3/10/2017(31)	—	—	—	—	12,000	2,440,800
	3/9/2018(32)	—	—	—	—	4,875	991,575
	4/13/2018(33)	—	8,000	244.20	4/12/2028	—	—
	11/9/2018(34)	—	3,000	244.43	11/8/2028	—	—
	11/9/2018(35)	—	—	—	—	5,000	1,017,000
	2/8/2019(36)	—	10,000	226.34	2/7/2029	—	—
	5/10/2019(37)	—	—	—	—	7,000	1,423,800
2020 Proxy Statement	43

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Anshul Sadana	4/19/2013(38)	2,396	—	7.76	4/18/2023	—	—
	1/13/2014(39)	11,600	—	22.49	1/12/2024	—	—
	2/11/2014(40)	70,000	—	30.67	2/10/2024	—	—
	12/16/2014(41)	4,167	20,000	68.34	12/15/2024	—	—
	9/11/2015(42)	1,667	8,000	64.46	9/10/2025	—	—
	2/12/2016(43)	2,083	11,250	56.24	2/11/2026	—	—
	2/12/2016(44)	—	—	—	—	2,500	508,500
	10/14/2016(45)	—	—	—	—	6,000	1,220,400
	3/10/2017(46)	—	—	—	—	12,000	2,440,800
	3/9/2018(47)	—	—	—	—	5,687	1,156,736
	4/13/2018(48)	—	8,000	244.20	4/12/2028	—	—
	11/9/2018(49)	—	4,000	244.43	11/8/2028	—	—
	11/9/2018(50)	—	—	—	—	6,000	1,220,400
	2/8/2019(51)	—	14,000	226.34	2/7/2029	—	—
	5/10/2019(52)	292	1,708	264.22	5/9/2029	—	—
	5/10/2019(53)	—	—	—	—	10,200	2,074,680
	5/10/2019(54)	—	—	—	—	8,000	1,627,200
Marc Taxay	1/13/2014(55)	833	—	22.49	1/12/2024	—	—
	2/11/2014(56)	833	—	30.67	2/10/2024	—	—
	12/16/2014(57)	4,000	68.34	12/15/2024	—	—
	9/11/2015(58)	—	4,000	64.46	9/10/2025	—	—
	2/12/2016(59)	—	4,500	56.24	2/11/2026	—	—
	2/12/2016(60)	—	—	—	—	1,000	203,400
	4/8/2016(61)	250	3,750	65.01	4/07/2026	—	—
	4/8/2016(62)	—	—	—	—	3,000	610,200
	3/10/2017(63)	—	—	—	—	7,200	1,464,480
	3/9/2018(64)	—	—	—	—	4,062	826,211
	4/13/2018(65)	—	5,000	244.20	04/12/2028	—	—
	11/9/2018(66)	—	2,500	244.43	11/08/2028	—	—
	11/9/2018(67)	—	—	—	—	3,500	711,900
	2/8/2019(68)	—	5,000	226.34	02/07/2029	—	—
	5/10/2019(69)	—	—	—	—	6,250	1,271,250
(1)	Represents (i) restricted stock awards and (ii) shares of restricted stock issued upon the early exercise of stock options, in each case that remained unvested as of December 31, 2019.
(2)
This column represents the market value of the shares of our common stock underlying the restricted stock awards or restricted stock as of December 31, 2019, based on the closing price of our common stock, as reported on the New York Stock Exchange, of $203.40 per share on December 31, 2019, the last trading day of our fiscal 2019.

(3)
The option is subject to an early exercise provision and is immediately exercisable. This option vests, subject to Ms. Ullal’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from December 1, 2016 with the remaining shares vesting in equal amounts over the next 48 months. At the end of 2019, 8,000 shares of the amount exercisable were unvested.

(4)	This option vests, subject to Ms. Ullal’s continued role as a service provider to us, with respect to 1/60th of the shares each month from January 1, 2017.
(5)
This option vests, subject to Ms. Ullal’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from February 6, 2017 with the remaining shares vesting in equal amounts over the next 48 months.

(6)	This award of restricted stock units vests, subject to Ms. Ullal’s continued role as a service provider to us, with respect to 1/20th of the shares each quarter from February 20, 2017.
(7)	This award of restricted stock units vests, subject to Ms. Ullal’s continued role as a service provider to us, with respect to 1/16th of the shares each quarter from May 20, 2019.
44	2020 Proxy Statement

(8)	This option vests, subject to Ms. Ullal’s continued role as a service provider to us, with respect to 1/48th of the shares each month from June 1, 2020.
(9)	This option vests, subject to Ms. Ullal’s continued role as a service provider to us, with respect to 1/48th of the shares each month from December 1, 2020.
(10)
This option vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/5th of the shares one year from May 18, 2015 with the remaining shares vesting in equal amounts over the next 48 months.

(11)
This award of restricted stock units vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/5th of the shares one year from May 18, 2015 with the remaining shares vesting in equal amounts over the next 16 quarters.

(12)
This option vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/5th of the shares one year from December 1, 2016 with the remaining shares vesting in equal amounts over the next 48 months.

(13)	This option vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/60th of the shares each month from April 1, 2017.
(14)	This award of restricted stock units vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/16th of the shares each quarter from February 20, 2017.
(15)	This award of restricted stock units vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/20th of the shares each quarter from February 20, 2018.
(16)	This award of restricted stock units vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/16th of the shares each quarter from May 20, 2019.
(17)	This option vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/48th of the shares each month from June 1, 2020.
(18)	This option vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/48th of the shares each month from December 1, 2020.
(19)	This award of restricted stock units vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/16th of the shares each quarter from November 20, 2020.
(20)	This option vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/48th of the shares each month from December 1, 2020.
(21)	This award of restricted stock units vests, subject to Ms. Brennan’s continued role as a service provider to us, with respect to 1/16th of the shares each quarter from November 20, 2020.
(22)	This option vests 1/4th of shares granted on September 30, 2013 with the remaining shares vesting in equal amounts over the next 36 months.
(23)	This option vests 1/4th of shares granted on December 1, 2014 with the remaining shares vesting in equal amounts over the next 36 months.
(24)
The option is subject to an early exercise provision and was immediately exercisable at the time of grant. This option vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/4th of the shares granted on December 1, 2016 with the remaining shares vesting in equal amounts over the next 36 months. At the end of 2019, none of the exercisable shares were unvested.

(25)
The option is subject to an early exercise provision and was immediately exercisable at the time of grant. This option vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/5th of the shares granted on December 1, 2017 with the remaining shares vesting in equal amounts over the next 48 months. At the end of 2019, 8,000 shares of the exercisable shares were unvested.

(26)
The option is subject to an early exercise provision and was immediately exercisable at the time of grant. This option vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/5th of shares granted on December 1, 2018 with the remaining shares vesting in equal amounts over the next 48 months. At the end of 2019, 60,000 shares of the exercisable shares were unvested.

(27)
This option vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/5th of shares granted on December 1, 2017 with the remaining shares vesting in equal amounts over the next 48 months.

(28)
This option vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/5th of shares granted on December 1, 2017 with the remaining shares vesting in equal amounts over the next 48 months.

(29)
This option vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/60th of shares granted on April 1, 2017, with the remaining shares vesting in equal amounts over the next 59 months.

(30)
This award of restricted stock units vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/16th of the shares granted on February 20, 2017 with the remaining shares vesting in equal amounts over the next 15 quarters.

(31)
This award of restricted stock units vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/20th of the shares granted on February 20, 2018 with the remaining shares vesting in equal amounts over the next 19 quarters.

(32)
This award of restricted stock units vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/16th of the shares granted on May 20, 2019 and will continue to vest at the same rate on each quarterly vest date thereafter.

(33)	This option vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/48th of the shares each month from June 1, 2020.
(34)	This option vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/48th of the shares each month from December 1, 2020.
(35)
This award of restricted stock units vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/16th of the restricted stock units awarded on November 20, 2020 and will continue to vest at the same rate on each quarterly vest date thereafter.

(36)	This option vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/48th of the shares each month from December 1, 2020.
(37)
This award of restricted stock units vests, subject to Mr. Duda’s continued role as a service provider to us, with respect to 1/16th of the restricted stock united awarded on November 20, 2020 and will continue to vest at the same rate on each quarterly vest date thereafter.

(38)
These shares remain subject to a repurchase right held by us at the original exercise price, in the event of the termination of Mr. Sadana’s employment with us. These shares vest with respect to 1/4th of the shares granted one year from December 1, 2015 with the remaining shares vesting in equal amounts over the next 36 months.

2020 Proxy Statement	45

(39)
The option is subject to an early exercise provision and was immediately exercisable at the time of grant. This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from December 1, 2016 with the remaining shares vesting in equal amounts over the next 48 months. At the end of 2019, 9,600 shares of the exercisable shares were unvested.

(40)
The option is subject to an early exercise provision and is immediately exercisable. This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from December 1, 2017 with the remaining shares vesting in equal amounts over the next 48 months. At the end of 2019, 60,000 shares of the amount exercisable were unvested.

(41)
This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from December 1, 2016 with the remaining shares vesting in equal amounts over the next 48 months.

(42)
This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/5th of the shares granted one year from December 1, 2016 with the remaining shares vesting in equal amounts over the next 48 months.

(43)
This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/60th of the shares granted one year from April 1, 2016 with the remaining shares vesting in equal amount over the next 59 months.

(44)	This award of restricted stock units vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/16th of the shares each quarter from November 20, 2017.
(45)	This award of restricted stock units vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/20th of the shares each quarter from February 20, 2017.
(46)	This award of restricted stock units vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/20th of the shares each quarter from February 20, 2018.
(47)	This award of restricted stock units vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/16th of the shares each quarter from May 20, 2019.
(48)	This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/48th of the shares each month from June 1, 2020.
(49)	This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/48th of the shares each month from December 1, 2020.
(50)	This award of restricted stock units vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/16th of the shares each quarter from November 20, 2020.
(51)	This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/48th of the shares each month from December 1, 2020.
(52)	This option vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/48th of the shares each month from June 10, 2019.
(53)	This award of restricted stock units vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/20th of the shares each quarter from May 20, 2019.
(54)	This award of restricted stock units vests, subject to Mr. Sadana’s continued role as a service provider to us, with respect to 1/16th of the shares each quarter from November 20, 2020.
(55)
The option is subject to an early exercise provision and was immediately exercisable at the time of grant. This option vests, subject to Mr. Taxay’s continued role as a service provider to us, with respect to 1/5th of the shares each month from May 1, 2016 with the remaining shares vesting in equal amounts over the next 48 months. At the end of 2019, 833 of the exercisable shares were unvested.

(56)
The option is subject to an early exercise provision and was immediately exercisable at the time of grant. This option vests, subject to Mr. Taxay’s continued role as a service provider to us, with respect to 1/5th of the shares each month from May 1, 2016 with the remaining shares vesting in equal amounts over the next 48 months. At the end of 2019, 833 of the exercisable shares were unvested.

(57)
This option vests, subject to Mr. Taxay’s continued role as a service provider to us, with respect to 1/5th of the shares each month from December 1, 2017 with the remaining shares vesting in equal amounts over the next 48 months.

(58)
This option vests, subject to Mr. Taxay’s continued role as a service provider to us, with respect to 1/5th of the shares each month from December 1, 2017 with the remaining shares vesting in equal amounts over the next 48 months.

(59)
This option vests, subject to Mr. Taxay’s continued role as a service provider to us, with respect to 1/60th of the shares each month from April 1, 2017 with the remaining shares vesting in equal amounts over the next 59 months.

(60)	This award of restricted stock units vests, subject to Mr. Taxay’s continued role as a service provider to us, with respect to 1/16th of the shares each quarter from February 20, 2017.
(61)
This option vests, subject to Mr. Taxay’s continued role as a service provider to us, with respect to 1/60th of the shares each month from April 28, 2016 with the remaining shares vesting in equal amounts over the next 59 months.

(62)	This award of restricted stock units vests, subject to Mr. Taxay’s continued role as a service provider to us, with respect to 1/20th of the shares each quarter from May 20, 2016.
(63)	This award of restricted stock units vests, subject to Mr. Taxay’s continued role as a service provider to us, with respect to 1/20th of the shares each quarter from February 20, 2018.
(64)	This award of restricted stock units vests, subject to Mr. Taxay’s continued role as a service provider to us, with respect to 1/16th of the shares each quarter from May 20, 2019.
(65)	This option vests, subject to Mr. Taxay’s continued role as a service provider to us, with respect to 1/48th of the shares each month from June 1, 2020.
(66)	This option vests, subject to Mr. Taxay’s continued role as a service provider to us, with respect to 1/48th of the shares each month from December 1, 2020.
(67)	This award of restricted stock units vests, subject to Mr. Taxay’s continued role as a service provider to us, with respect to 1/16th of the shares each quarter from November 20, 2020.
(68)	This option vests, subject to Mr. Taxay’s continued role as a service provider to us, with respect to 1/48th of the shares each month from December 1, 2020.
(69)	This award of restricted stock units vests, subject to Mr. Taxay’s continued role as a service provider to us, with respect to 1/16th of the shares each quarter from November 20, 2020.
46	2020 Proxy Statement

Fiscal 2019 Grants of Plan-Based Awards
The following table presents information regarding the amount of plan-based awards granted to our Named Executive Officers during our fiscal year ended December 31, 2019.
Named Executive Officer	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Target) ($)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Shares Underlying Options (#)(2)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Jayshree Ullal	—	300,000	—	—	—	—
	2/8/2019	—	—	10,000	226.34	1,075,639
Ita Brennan	—	180,000	—	—	—	—
	2/8/2019	—	—	5,000	226.34	537,820
	5/10/2019	—	6,250	—	—	1,651,375
Kenneth Duda	—	180,000	—	—	—	—
	2/8/2019	—	—	10,000	226.34	1,075,639
	5/10/2019	—	7,000	—	—	1,849,540
Anshul Sadana	—	180,000	—	—	—	—
	2/8/2019	—	—	14,000	226.34	1,505,895
	5/10/2019	—	—	2,000	264.22	232,583
	5/10/2019	—	12,000	—	—	3,170,640
	5/10/2019	—	8,000	—	—	2,113,760
Marc Taxay	—	180,000	—	—	—	—
	2/8/2019	—	—	5,000	226.34	537,820
	5/10/2019	—	6,250	—	—	1,651,375
(1)
Each Named Executive Officer has the following target annual bonus under the 2019 Bonus Plan: (i) Ms. Ullal: $300,000; (ii) Ms. Brennan: $180,000; (iii) Mr. Duda: $180,000; (iv) Mr. Sadana: $180,000; (v) Mr. Taxay: $180,000.

(2)	The restricted stock unit and stock option awards were made under the 2014 Equity Incentive Plan.
(3)
The amounts reported in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair value of stock options and/or restricted stock awards granted in fiscal 2019, calculated in accordance with ASC Topic 718.

Fiscal 2019 Option Exercises and Stock Vested
The following table presents information regarding the exercise of stock options and the vesting of stock awards by our Named Executive Officers during our fiscal year ended December 31, 2019.
	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jayshree Ullal	22,250	5,144,446	12,000	2,738,556
Ita Brennan	—	—	19,838	4,594,844
Kenneth Duda	—	—	7,625	1,756,280
Anshul Sadana	57,087	14,376,001	12,613	2,889,109
Marc Taxay	13,000	2,522,712	9,738	2,326,201
(1)	Based on the market price of our common stock on the date of exercise less the option exercise price paid for those shares, multiplied by the number of shares for which the option was exercised.
(2)	Based on the market price of our common stock on the vesting date or last trading date, multiplied by the number of shares vested.
2020 Proxy Statement	47

Pension Benefits
We did not sponsor any defined benefit pension or other actuarial plan for our Named Executive Officers during our fiscal year ended December 31, 2019.
Nonqualified Deferred Compensation
We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our Named Executive Officers during our fiscal year ended December 31, 2019.
Potential Payments Upon Termination or Change in Control
The tables below provide an estimate of the value of the compensation and benefits due to each of our Named Executive Officers for our fiscal year ended December 31, 2019, in the events described below, assuming that the termination of employment and change in control was effective on December 31, 2019, under the applicable employment agreements described above. The actual amounts to be paid can only be determined at the time of the termination of employment.
Termination of Employment Unrelated to a Change in Control
		Value of Accelerated Equity Awards ($)(1)
Named Executive Officer	Salary Continuation ($)	Restricted Stock Units	Options	Total ($)
Ita Brennan	300,000	2,697,084	1,113,210	4,110,294
Marc Taxay	300,000	1,558,044	1,552,072	3,410,116
(1)
The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock unit awards and stock options that would become vested on a qualifying termination. For the unvested stock options, the aggregate market value is computed by multiplying (i) the number of shares of our common stock underlying unvested and outstanding stock options at December 31, 2019, that would become vested by (ii) the difference between $203.40 (the closing market price of our common stock on the New York Stock Exchange on December 31, 2019) and the exercise price of such option. For the restricted stock unit awards, the aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock awards or outstanding restricted stock unit awards at December 31, 2019, that would become vested by (ii) $203.40 (the closing market price of our common stock on the New York Stock Exchange on December 31, 2019).

Termination of Employment in Connection with a Change in Control
		Value of Accelerated Equity Awards ($)(1)
Named Executive Officer	Salary Continuation ($)	Restricted Stock Units	Options	Total ($)
Ita Brennan	300,000	3,967,520	1,186,790	5,454,310
Marc Taxay	300,000	2,828,480	1,588,862	4,417,343
(1)
The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock unit awards and stock options that would become vested on a qualifying termination. For the unvested stock options, the aggregate market value is computed by multiplying (i) the number of shares of our common stock underlying unvested and outstanding stock options at December 31, 2019, that would become vested by (ii) the difference between $203.40 (the closing market price of our common stock on the New York Stock Exchange on December 31, 2019) and the exercise price of such option. For the restricted stock unit awards, the aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock unit awards at December 31, 2019, that would become vested by (ii) $203.40 (the closing market price of our common stock on the New York Stock Exchange on December 31, 2019).

48	2020 Proxy Statement

Risk Assessment and Compensation Practices
Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management, and based upon this assessment, we believe that, for the following reasons, any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future:
•
Our annual bonus plan considers a multiple of performance factors and allows our compensation committee to review performance on a holistic basis minimizing risk related to our short-term variable compensation; and

•	Our equity awards include multi-year vesting schedules requiring a long-term employee commitment.
Other Compensation Policies
Stock Ownership Guidelines. In April 2019, our board of directors adopted stock ownership guidelines. Our stock ownership guidelines are designed to encourage our directors and our chief executive officer to achieve and maintain a meaningful equity stake in our Company and more closely align their interests with those of our stockholders. The guidelines provide that our chief executive officer should accumulate and hold, within five years from the later of the date of the adoption of the stock ownership guidelines or the date such chief executive officer became chief executive officer, an investment level in our common stock of three times the chief executive officer’s annual base salary.
Clawback Policy. In April 2019, our compensation committee adopted a Clawback Policy that permits the Company to seek the recovery of both cash and equity compensation from an executive officer if: (i) the Company restates its financial statements as a result of a material error; (ii) the amount of cash incentive compensation or performance-based equity compensation that was paid that was determined based on achievement of specific financial results paid to the executive officer would have been less if the financial statements had been correct; (iii) no more than three years have elapsed since the original filing date of the financial statements upon which the incentive compensation was determined; and (iv) the compensation committee determines that gross negligence, fraud or intentional misconduct by such executive officer caused the material error.
Hedging and Pledging Policies. Our insider trading policy prohibits our executive officers from engaging in derivative securities transactions, including hedging, with respect to our common stock and from pledging Company securities as collateral or holding Company securities in a margin account.
Tax and Accounting Considerations
Deductibility of Executive Compensation. Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the Chief Executive Officer and certain other highly compensated executive officers.
Our compensation committee may consider the deductibility of compensation when making decisions, but may authorize the payment of compensation that is not deductible when it believes it appropriate.
Taxation of “Parachute” Payments. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any of our Named Executive Officers with a “gross-up” or other reimbursement
2020 Proxy Statement	49

payment for any tax liability that the Named Executive Officer might owe as a result of the application of Sections 280G or 4999, and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement.
Accounting for Share-Based Compensation. We follow ASC Topic 718 for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based compensation awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our Named Executive Officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.
CEO Pay Ratio
As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer:
For 2019, our last completed fiscal year:
•	the median of the annual total compensation of all employees of our Company (other than our Chief Executive Officer), was $151,647; and
•	the annual total compensation of our Chief Executive Officer, as reported in the Fiscal 2019 Summary Compensation Table presented elsewhere in this proxy statement, was $1,384,171.
Based on this information, for 2019, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was approximately 9 to 1. This pay ratio is a reasonable estimate based on our reasonable judgement and assumptions and calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to the Company’s pay ratio as disclosed above.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:
•	We selected October 31, 2019 as the date upon which we would identify the median employee.
•	To identify the “median employee” from our employee population we used payroll and equity plan records.
•
The compensation measure included the following: annual base salary for salaried employees (or hourly rate multiplied by estimated work schedule for hourly employees), actual incentive compensation paid in 2019 as of the determination date, and grant date fair value of equity awards granted in 2019.

•	We did not apply any de minimis exclusions to remove certain employees in non-U.S. jurisdictions allowed by Item 402(u).
•	Amounts paid in foreign currency were converted into United States dollars using 2019 average exchange rates.
50	2020 Proxy Statement

•
The calculation was performed for all employees, excluding Ms. Ullal, whether employed on a full-time, part-time, or seasonal basis. Because there was an even number of employees, two individuals were identified as the median. As one of these two received extraordinary equity grants during 2019, we selected the other employee, whose compensation we consider to be consistent with that of other employees near the median.

•
With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $151,647.

•	With respect to the annual total compensation for our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table for Fiscal Year 2019.
Compensation Committee Report
The compensation committee has reviewed and discussed the section titled “Executive Compensation” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Executive Compensation” be included in this proxy statement.
Respectfully submitted by the members of the compensation committee of the board of directors:
Charles Giancarlo (Chair)
Daniel Scheinman
Mark Templeton
2020 Proxy Statement	51

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2019. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflecting in Column (a))
Equity compensation plans approved by stockholders	5,633,907(1)	42.50(2)	18,338,496(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	5,633,907	42.50	18,338,496
(1)	Includes 4,563,595 shares underlying stock options and 1,070,312 shares of restricted stock units.
(2)	The weighted average exercise price is calculated based solely on outstanding stock options.
(3)
Includes the following plans: Arista Networks, Inc. 2014 Equity Incentive Plan (“2014 Plan”) and Arista Networks, Inc. 2014 Employee Stock Purchase Plan (“ESPP”). Our 2014 Plan provides that on the first day of each fiscal year beginning in 2016 and ending in (and including) 2024, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 12,500,000 shares, (ii) 3% of the outstanding shares of our common stock as of the last day of our immediately preceding year, or (iii) such other amount as our board of directors may determine. On January 1, 2020, the number of shares available for issuance under our 2014 Plan increased by 2,291,660 shares pursuant to these provisions. Our ESPP provides that on the first day of each fiscal year beginning in 2015 and ending in (and including) 2034, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 2,500,000 shares, (ii) 1% of the outstanding shares of our common stock on the first day of such year, or (iii) such other amount as our board of directors may determine. On January 1, 2020, the number of shares available for issuance under our ESPP increased by 763,886 shares pursuant to these provisions. These increases are not reflected in the table above.

52	2020 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 2, 2020 for:
•	each of our directors and nominees for director;
•	each of our Named Executive Officers;
•	all of our current directors and executive officers as a group; and
•	each person or group, who beneficially owned more than 5% of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 75,658,741 shares of our common stock outstanding as of April 2, 2020. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 2, 2020 and RSUs that vest within 60 days of April 2, 2020, which are subject to vesting conditions expected to occur to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Arista Networks, Inc., 5453 Great America Parkway, Santa Clara, California 95054. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
The Bechtolsheim Family Trust(1)	12,575,230	16.62%
The Vanguard Group(2)	5,986,495	7.91%
The 2010 David R. Cheriton Irrevocable Trust dtd July 28,2010(3)	4,217,061	5.57%
BlackRock, Inc.(4)	3,962,098	5.24%
Named Executive Officers and Directors:
Jayshree Ullal(5)	3,718,246	4.91%
Ita Brennan(6)	50,908	*
Kenneth Duda(7)	1,232,544	1.62%
Anshul Sadana(8)	112,957	*
Marc Taxay(9)	8,467	*
Charles Giancarlo(10)	84,212	*
Ann Mather(11)	14,321	*
Daniel Scheinman(12)	26,712	*
Mark Templeton(13)	5,240	*
Nikos Theodosopoulos(14)	25,610	*
All executive officers and directors as a group (12 persons)(15)	18,228,551	23.77%
*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
2020 Proxy Statement	53

(1)
Includes 12,575,230 shares held by the Bechtolsheim Family Trust for which trust Mr. Bechtolsheim serves as trustee. Mr. Bechtolsheim may be deemed to exercise sole voting and investment power over such shares held by the trust.

(2)
Based solely upon a Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group (“Vanguard”) reporting beneficial ownership as of December 31, 2019. Vanguard reported sole voting power with respect to 85,556 shares and shared voting power with respect to 15,281 shares. Vanguard reported sole dispositive power with respect to 5,890,917 shares and shared dispositive power with respect to 95,578 shares. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(3)
Based upon a Schedule 13G/A filed with the SEC on January 24, 2020. Includes 4,217,061 shares held in an irrevocable, directed trust for the benefit of the minor children of Mr. Cheriton. The trustee of the trust is the South Dakota Trust Company, LLC and Mr. Cheriton ultimately has the ability to replace the trustee. The investment management functions of the trust are handled by the investment committee of the trust. The address for the trustee of the trust is c/o South Dakota Trust Company LLC, 201 South Phillips Ave., Suite 200, Sioux Falls, South Dakota 57104.

(4)
Based solely upon a Schedule 13G filed with the SEC on February 7, 2020 by BlackRock, Inc. (“BlackRock”) reporting beneficial ownership as of December 31, 2019. BlackRock reported sole voting power with respect to 3,453,845 shares and sole dispositive power with respect to 3,962,098 shares. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

(5)
Includes 2,252,564 shares held by Jayshree Ullal and Vijay Ullal as Trustees of the 2000 Ullal Trust dated February 15, 2000. Mr. and Ms. Ullal may be deemed to be the beneficial owner of the shares and to have shared voting and investment control over such shares. Includes 1,388,000 shares held in trusts for Ms. Ullal’s family members for which trusts Ms. Ullal serves as trustee. Ms. Ullal may be deemed to exercise sole voting and investment control over shares held in each of the trusts. Includes 17,577 shares held directly by Ms. Ullal. Includes 60,105 shares issuable within 60 days of April 2, 2020 upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Ms. Ullal, of which 6,000 shares may be repurchased by us, if exercised, at the original exercise price.

(6)	Includes 40,142 shares issuable within 60 days of April 2, 2020 upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Ms. Brennan.
(7)
Includes 330,071 shares held by Kenneth Duda and Jennifer Duda as Trustees of the Kenneth Duda and Jennifer Duda Family Trust dated September 24, 2004. Mr. and Ms. Duda may be deemed to be the beneficial owners of the shares and to have shared voting and investment control over such shares. Includes 213,944 shares held in grantor retained annuity trusts of which Mr. Duda is Trustee; 213,944 shares held in grantor retained annuity trusts of which Mr. Duda’s spouse is Trustee; 59,514 shares held in trusts for Mr. Duda’s children for which trusts Mr. Duda serves as Trustee; 2,360 shares held in a 501(c) foundation for which Mr. Duda and his spouse serve as co-trustees and 5,294 shares held directly by Mr. Duda. Includes 407,417 shares issuable within 60 days of April 2, 2020 upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Mr. Duda, of which 56,000 shares may be repurchased by us, if exercised, at the original exercise price.

(8)
Includes 105,493 shares issuable within 60 days of April 2, 2020 upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Mr. Sadana, of which 57,200 shares may be repurchased by us, if exercised, at the original exercise price.

(9)	Includes 3,700 shares issuable within 60 days of April 2, 2020 upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Mr. Taxay.
(10)
Includes 73,334 shares held of record by Mr. Giancarlo as trustee of the Giancarlo Family Trust UAD 11/02/98. Mr. Giancarlo may be deemed to be the beneficial owner of the shares and to have voting and investment power over such shares. The 73,334 shares includes 2,500 shares which may be repurchased by us at the original exercise price, as of a date within 60 days of April 2, 2020, in the event of the termination of Mr. Giancarlo’s services to us. The repurchase right lapses as to approximately 417 shares per month. Includes 10,658 shares held directly by Mr. Giancarlo. Also includes 220 shares issuable within 60 days of April 2, 2020 upon vesting of restricted stock units held by Mr. Giancarlo.

(11)
Includes 14,064 shares issuable within 60 days of April 2, 2020 upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Ms. Mather, of which 7,500 shares may be repurchased by us, if exercised, at the original exercise price.

(12)	Includes 18,887 shares issuable within 60 days of April 2, 2020 upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Mr. Scheinman.
(13)	Includes 437 shares issuable within 60 days of April 2, 2020 upon vesting of restricted stock units held by Mr. Templeton.
(14)	Includes 21,687 shares issuable within 60 days of April 2, 2020 upon vesting of restricted stock units or the exercise of outstanding exercisable options held by Mr. Theodosopoulos.
(15)
Includes 1,031,573 shares issuable within 60 days of April 2, 2020 upon vesting of options and restricted stock units or the early exercise of outstanding options, 268,533 of which shares are unvested and may be repurchased by us, if exercised, at the original exercise price in the event of the termination of employment or other services to us.

54	2020 Proxy Statement

RELATED PERSON TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements discussed above in the sections titled “Board of Directors and Corporate Governance – Director Compensation” and “Executive Compensation,” we describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:
•	the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.
Investors’ Rights Agreement
We are party to an investors’ rights agreement which provides, among other things, that certain holders of our common stock have the right to demand that we file a registration statement or request that their shares of our common stock be covered by a registration statement that we are otherwise filing.
Other Transactions
Charles Giancarlo, a member of our board of directors, also serves as chief executive officer and a member of the board of directors of Pure Storage, Inc., a data storage solutions company, since August 2017. Pure Storage, Inc. has purchased, and may purchase from time to time, our products in the ordinary course of business and we have also purchased, and may purchase from time to time, products from Pure Storage in the ordinary course of business (collectively, the “Pure Storage Transactions”). Mr. Giancarlo did not participate in negotiations involving, and does not have a direct or indirect material interest in, these transactions. Our audit committee has established certain guidelines to pre-approve the Pure Storage Transactions, subject to the review by our audit committee at each regularly scheduled audit committee meeting that such Pure Storage Transactions complied with such guidelines.
We have granted stock options and restricted stock units to our Named Executive Officers and certain of our directors. See the section titled “Executive Compensation – Outstanding Equity Awards at 2019 Year-End” for a description of these stock options and restricted stock units. In the ordinary course of business, we enter into offer letters and employment agreements with our executive officers. We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.
Other than as described above under this section titled “Related Person Transactions,” since January 1, 2019, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.
2020 Proxy Statement	55

Policies and Procedures for Related Party Transactions
Our audit committee has the primary responsibility for reviewing and approving or ratifying related party transactions. We have a formal written policy providing that a related party transaction is any transaction between us and an executive officer, director, nominee for director, beneficial owner of more than 5% of any class of our capital stock, or any member of the immediate family of any of the foregoing persons, in which such party has a direct or indirect material interest and the aggregate amount involved exceeds $120,000. In reviewing any related party transaction, our audit committee is to consider the relevant facts and circumstances available to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our audit committee has determined that certain transactions will be deemed to be pre-approved by our audit committee, including certain executive officer and director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally. If advance approval of a transaction is not feasible, the Chair of our audit committee may approve the transaction and the transaction may be ratified by our audit committee in accordance with our formal written policy.
56	2020 Proxy Statement

OTHER MATTERS
Fiscal Year 2019 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2019 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on the Financial Information section of our website at http://investors.arista.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Arista Networks, Inc., Attention: Investor Relations, 5453 Great America Parkway, Santa Clara, California 95054.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.
THE BOARD OF DIRECTORS
Santa Clara, California
April 15, 2020
2020 Proxy Statement	57

*ARISTA NETWORKS, INC.*
*5453 GREAT AMERICA PARKWAY*
*SANTA CLARA, CA 95054*

**VOTE BY INTERNET - www.proxyvote.com**
***Before the Meeting -- Go to www.proxyvote.com***
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 26, 2020. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

***During the Meeting* - Go to www.virtualshareholdermeeting.com/ANET2020**

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow availiable and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 26, 2020. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

DETACH AND RETURN THIS PORTION ONLY

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| **1.** Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees**

01) Mark Templeton 02) Nikos Theodosopoulos

**The Board of Directors recommends you vote FOR proposals 2 and 3.**

| | For | Against | Abstain |
|---|---|---|---|
| **2.** Approval on an advisory basis of the compensation of the named executive officers. | ☐ | ☐ | ☐ |
| **3.** To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020. | ☐ | ☐ | ☐ |

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

0000458934_1 R1.0.1.18

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

**ARISTA NETWORKS, INC.**
**Annual Meeting of Stockholders**
**May 27, 2020 11:00 AM Pacfic Time**
**This proxy is solicited by the Board of Directors**

The stockholder(s) hereby appoint(s) Jayshree Ullal, Ita Brennan and Marc Taxay, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ARISTA NETWORKS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 11:00 AM, PDT on May 27, 2020, via a live webcast at www.virtualshareholdermeeting.com/ANET2020 and any adjournment or postponement thereof.

**This proxy, when properly signed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

0000458934_2 R1.0.1.18

**Continued and to be signed on reverse side**